                                                               EXHIBIT 10.11(a)



================================================================================



                                MASTER AGREEMENT


                           Dated as of July 31, 1997


                                     among

                               CHOICEPOINT INC.,
                            as Lessee and Guarantor,



                        SUNTRUST BANKS, INC., as Lessor,


                                      and


                        SUNTRUST BANK, ATLANTA, as Agent




================================================================================

                               TABLE OF CONTENTS

                                                                                                                       Page
SECTION 1              DEFINITIONS; INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2              ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;NATURE OF TRANSACTION  . . . . . . . . . . . . . . 2
SECTION 2.1            Agreement to Acquire, Construct, Fund and
                       Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 2.2            Fundings of Purchase Price, Development Costs
                       and Construction Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 2.3            Funded Amounts and Interest and Yield Thereon  . . . . . . . . . . . . . . . . . . . . . . . . . 4
SECTION 2.4            Lessee Owner for Tax Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 2.5            Amounts Due Under Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 3              CONDITIONS PRECEDENT; DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 3.1            Conditions to the Obligations of the Funding
                       Parties on each Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 3.2            Additional Conditions for the Initial Closing
                       Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 3.3            Conditions to the Obligations of Lessee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 3.4            Conditions to the Obligations of the Funding
                       Parties on each Funding Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 3.5            Completion Date Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 4              REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 4.1            Representations of Lessee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 4.2            Representations of the Lessor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.3            Representations of each Lender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 5              COVENANTS OF THE LESSEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 5.1            Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 5.2            Negative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 5.3            Environmental Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 5.4            Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 5.5            Environmental Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 5.6            Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 5.7            Additional Required Appraisals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SECTION 6              TRANSFERS BY LESSOR AND LENDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 6.1            Lessor Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 6.2            Loan Agreement; Lender Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 7              INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 7.1            General Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 7.2            Environmental Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

SECTION 7.3            Proceedings in Respect of Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 7.4            General Tax Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 7.5            Interest Rate Not Ascertainable, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 7.6            Illegality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
SECTION 7.7            Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
SECTION 7.8            Funding Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
SECTION 7.9            Funding Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
SECTION 7.10           Assumptions Concerning Funding of LIBOR
                       Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
SECTION 7.11           End of Term Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

SECTION 8              MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 8.1            Survival of Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 8.2            Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
SECTION 8.3            Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
SECTION 8.4            Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
SECTION 8.5            Headings, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
SECTION 8.6            Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
SECTION 8.7            GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
SECTION 8.8            Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
SECTION 8.9            Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
SECTION 8.10           Liabilities of the Funding Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
SECTION 8.11           Submission to Jurisdiction; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
SECTION 8.12           Liabilities of the Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

APPENDIX A             Definitions and Interpretation


                                 SCHEDULES

SCHEDULE 2.2           Commitments
SCHEDULE 4.1(l)        Subsidiaries
SCHEDULE 4.1(u)        Outstanding Indebtedness
SCHEDULE 4.1(w)        Environmental Matters
SCHEDULE 8.2           Notice Information


                                EXHIBITS

EXHIBIT A              Form of Funding Request
EXHIBIT B              Form of Assignment of Lease and Rents
EXHIBIT C              Form of Security Agreement and Assignment
EXHIBIT D              Form of Mortgage
EXHIBIT E              Form of Compliance Certificate
EXHIBIT F              Form of Environmental Audit Reliance Letter
EXHIBIT G              Forms of Opinions of Counsel
EXHIBIT H              Form of Lessee Certification of Construction Completion
EXHIBIT I              Form of Payment Date Notice
EXHIBIT J              Form of Assignment and Assumption Agreement
EXHIBIT K              Form of Loan Agreement

                                MASTER AGREEMENT



         THIS MASTER AGREEMENT, dated as of July 31, 1997 (as it may be amended or modified from time to time in accordance with the provisions hereof, this "Master Agreement"), is among CHOICEPOINT INC., a Georgia corporation ("Lessee"), SUNTRUST BANKS, INC., a Georgia corporation, as Lessor (the "Lessor"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation, as Agent (the "Agent").

                             PRELIMINARY STATEMENT

         In accordance with the terms and provisions of this Master Agreement, the Lease, the Lease Participation Agreement, the Loan Agreement and the other Operative Documents, (i) the Lessor contemplates acquiring Land and Buildings on such Land from time to time, and leasing such Land and Buildings to the Lessee, (ii) the Lessee may construct Buildings on certain Land for the Lessor and, when completed, to lease such Buildings from the Lessor as part of the Leased Property under the Lease, (iii) the Lessee, as agent, wishes to obtain, and the Lessor is willing to provide, funding for the acquisition of the Land and Buildings and the construction of Buildings, (iv) the Lessor wishes to sell, and the Lease Participant wishes to purchase, a participation interest in the Lessor's rights under the Lease, (v) the Lessor may obtain from Lenders willing to provide the same, from time to time, financing of a portion of the funding of the acquisition of the Land and the construction of the Buildings, and (vi) the Lessee is willing to provide its Operative Guaranty to the Funding Parties.

         In consideration of the mutual agreements contained in this Master Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   SECTION 1
                          DEFINITIONS; INTERPRETATION

         Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Master Agreement.

                                   SECTION 2
                 ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;
                             NATURE OF TRANSACTION

         SECTION 2.1      Agreement to Acquire, Construct, Fund and Lease.

                 (a) Land. Subject to the terms and conditions of this Master Agreement, with respect to each parcel of Land, on the related Closing Date (i) the Lessor agrees to acquire such interest in the related Land from the applicable Seller as is transferred, sold, assigned and conveyed to the Lessor pursuant to the applicable Purchase Agreement, (ii) the Lessor hereby agrees to lease such Land to the Lessee pursuant to the Lease, and (iii) the Lessee hereby agrees to lease such Land from the Lessor pursuant to the Lease.

                 (b) Building. With respect to each parcel of Land, subject to the terms and conditions of this Master Agreement, from and after the Closing Date relating to such Land (i) the Construction Agent agrees, pursuant to the terms of the Construction Agency Agreement, to construct and install the Building on such Land for the Lessor prior to the Scheduled Construction Termination Date, (ii) the Lenders and the Lessor agree to fund all or a portion of the costs of such construction and installation (and interest and yield thereon), (iii) the Lessor shall lease such Building as part of such Leased Property to the Lessee pursuant to the Lease, and (iv) the Lessee shall lease such Building from the Lessor pursuant to the Lease.

         SECTION 2.2 Fundings of Purchase Price, Development Costs and Construction Costs.

                 (a) Initial Funding and Payment of Purchase Price for Land and Development Costs on Closing Date. Subject to the terms and conditions of this Master Agreement, on the Closing Date for any Land, each Lender shall make available to the Lessor its initial Loan with respect to such Land in an amount equal to the product of such Lender's Commitment Percentage times the purchase price for the Land and the development, transaction and closing costs incurred by the Lessee through such Closing Date, which funds the Lessor shall use, together with Lessor funds in an amount equal to the product of the Lessor's Commitment Percentage times the purchase price for the related Land and the development, transaction and closing costs incurred by the Lessee, as agent, through such Closing Date, to purchase the Land from the applicable Seller pursuant to the applicable Purchase

Agreement and to pay to the Lessee the amount of such development, transaction and closing costs, and the Lessor shall lease such Land to the Lessee pursuant to the Lease.

                 (b) Subsequent Fundings and Payments of Construction Costs during Construction Term. Subject to the terms and conditions of this Master Agreement, on each Funding Date following the Closing Date for each parcel of Land until the related Construction Term Expiration Date, (i) each Lender shall make available to the Lessor a Loan in an amount equal to the product of such Lender's Commitment Percentage times the amount of Funding requested by the Lessee for such Funding Date, which funds the Lessor hereby directs the Lender to pay over to the Lessee as set forth in paragraph (d), and
(ii) the Lessor shall pay over to the Lessee its own funds (which shall constitute a part of and an increase in the Lessor's Invested Amount with respect to such Leased Property) in an amount equal to the product of the Lessor's Commitment Percentage times the amount of Funding requested by the Lessee for such Funding Date.

                 (c) Aggregate Limits on Funded Amounts. The aggregate amount that the Funding Parties shall be committed to provide as Funded Amounts under this Master Agreement, the Loan Agreement and the Lease Participation Agreement shall not exceed (x) with respect to each Leased Property the costs of purchase and construction of such Leased Property and the related closing and financing costs, or (y) $22,000,000 in the aggregate for all Leased Properties. The aggregate amount that any Funding Party shall be committed to fund under this Master Agreement, the Lease Participation Agreement and the Loan Agreement shall not exceed the lesser of (i) such Funding Party's Commitment and (ii) such Funding Party's Commitment Percentage of the aggregate Fundings requested under this Master Agreement.

                 (d) Notice, Time and Place of Fundings. With respect to each Funding, the Lessee shall give the Lessor and the Agent an irrevocable prior written notice not later than 12:00 noon, Atlanta, Georgia, two Business Days prior to the proposed Closing Date or other Funding Date, as the case may be, pursuant, in each case, to a Funding Request in the form of Exhibit A (a "Funding Request"), specifying the Closing Date or subsequent Funding Date, as the case may be, the amount of Funding requested, and the Rent Period(s) therefor. All documents and instruments required to be delivered on such Closing Date pursuant to this Master Agreement shall be delivered at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other location as may be determined by the

Lessor, the Lessee and the Agent. Each Funding shall occur on a Business Day and shall be in an amount equal to $250,000 or an integral multiple of $25,000 in excess thereof. All remittances made by any Lender and the Lessor for any Funding shall be made in immediately available funds by wire transfer to or, as is directed by, the Lessee, with receipt by the Lessee not later than 1:00 p.m., Atlanta, Georgia time, on the applicable Funding Date, upon satisfaction or waiver of the conditions precedent to such Funding set forth in Section 3; such funds shall (1) in the case of the initial Funding on a Closing Date, be used to pay the purchase price to the applicable Seller for the related Land and pay the Lessee development, transaction and closing costs related to such Land, and (2) in the case of each subsequent Funding in respect of a Construction Land Interest be used to pay to the Lessee as the Construction Agent for the payment or reimbursement of Construction costs.

                 (e)  Lessee's Deemed Representation for Each Funding.
Each Funding Request by the Lessee shall be deemed a reaffirmation of the Lessee's indemnity obligations in favor of the Indemnitees under the Operative Documents and a representation by the Lessee to the Lessor, the Agent, the Lease Participant and the Lenders that on the proposed Closing Date or Funding Date, as the case may be, (i) the amount of Funding requested represents amounts owing in respect of the purchase price of the related Land and development, transaction and closing costs in respect of the Leased Property (in the case of the initial Funding on a Closing Date) or amounts that the Lessee reasonably believes will be due in the 90 days following such Funding from the Lessee to third parties in respect of the Construction, or amounts paid by the Lessee to third parties in respect of the Construction for which the Lessee has not previously been reimbursed by a Funding (in the case of any Funding), (ii) no Event of Default or Potential Event of Default exists, and
(iii) the representations of the Lessee set forth in Section 4.1 are true and correct in all material respects as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

                 (f) Notwithstanding anything to the contrary set forth herein or in the other Operative Documents, each Lender's and the Lessor's commitments shall be several, and not joint. In no event shall any Funding Party be obligated to fund an amount in excess of such Funding Party's Commitment Percentage of any

Funding, or to fund amounts in the aggregate in excess of such Funding Party's Commitment.

         SECTION 2.3      Funded Amounts and Interest and Yield Thereon.

                 (a) The Lessor's Invested Amount for any Leased Property outstanding from time to time shall accrue yield ("Yield") at a rate equal to the sum of (i) the LIBOR Rate, plus (ii) the Applicable Margin per annum, in each case, computed using the actual number of days elapsed and a 360 day year. If all or a portion of the principal amount of or yield on the Lessor's Invested Amounts shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under the Lease, to the maximum extent permitted by law, accrue yield at the Overdue Rate, in each case from the date of nonpayment until paid in full (as well after as before judgment). Any change in the Yield rate on the Lessor's Invested Amounts resulting from a change in the Alternative Rate shall become effective as of the opening of business on the day on which such Alternative Rate changes as provided in the definition thereof.

                 (b) Each Lender's Funded Amount for any Leased Property outstanding from time to time shall accrue interest as provided in the Loan Agreement.

                 (c) During the Construction Term, in lieu of paying accrued interest, on such Payment Date, so long as no Event of Default or Potential Event of Default then exists, each Lender's Funded Amount in respect of a Construction Land Interest shall automatically be increased by the amount of interest accrued on the related Loans pursuant to the Loan Agreement during the quarter ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause such Lender's Funded Amount to exceed such Lender's Commitment, in which event the Lessee shall pay such excess amount to such Lender in immediately available funds). Similarly, during the Construction Term, in lieu of paying accrued Yield, on such Payment Date, so long as no Event of Default then exists, the Lessor's Invested Amount in respect of such Construction Land Interest shall automatically be increased by the amount of Yield accrued on the Lessor's Invested Amount in respect of such Land during the quarter ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause the Lessor's Invested Amount to exceed the Lessor's Commitment, in which event the Lessee shall pay such excess amount to the Lessor in immediately available funds). Such increases in Funded

Amounts shall occur without any disbursement of funds by the Funding Parties.

                 (d) Three Business Days prior to the last day of each Rent Period, the Lessee shall deliver to the Lessor and the Agent a notice substantially in the form of Exhibit I (each, a "Payment Date Notice"), appropriately completed, specifying the allocation of the Funded Amounts related to such Rent Period to LIBOR Advances and the Rent Periods therefor, provided that no such allocation shall be in an amount less than $250,000. Each such Payment Date Notice shall be irrevocable. If no such notice is given, the Funded Amounts shall be allocated to a LIBOR Advance with a Rent Period of three (3) months.

         SECTION 2.4 Lessee Owner for Tax Purposes. With respect to each Leased Property, it is the intent of the Lessee and the Funding Parties that for federal, state and local tax purposes (A) the Lessee owns such Leased Property and will be entitled to all tax benefits ordinarily available to an owner of property similar to such Leased Property, (B) the Lease will be treated as a financing arrangement, and (C) the Lessor will be treated as a lender making loans to the Lessee. Nevertheless, the Lessee acknowledges and agrees that no Funding Party or any other Person has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that the Lessee has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.

         SECTION 2.5 Amounts Due Under Lease. With respect to each Leased Property, anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Funding Parties that: (i) the amount and timing of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable with respect to interest on, and principal of, the Loans in respect of such Leased Property and Yield on, and principal of, the Lessor's Invested Amounts, if any, in respect of such Leased Property on each Payment Date; (ii) if the Lessee elects the Purchase Option with respect to a Leased Property or becomes obligated to purchase such Leased Property under the Lease, the Funded Amounts in respect of such Leased Property, all interest and Yield thereon and all other obligations of the Lessee owing to the Funding Parties in respect of the Leased Property shall be paid in full by the Lessee; (iii) if the Lessee properly elects the Remarketing Option, the principal amount of, and accrued interest on, the A Loans and the A Percentage of the Lessor's Invested Amounts in respect of such Leased Property, if any, will be paid out of the Recourse Deficiency Amount, and the Lessee shall only be required to pay to the Lenders in respect of the principal amount of the B Loans in respect of such Leased Property and to the Lessor in respect of the B Percentage of the Lessor's Invested Amounts in respect of such Leased Property, if any, the proceeds of the sale of such Leased Property; and (iv) upon an Event of Default resulting in an acceleration of the Lessee's obligation to purchase such Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Loans in respect of such Leased Property, and accrued interest thereon, the Lessor's Invested Amounts in respect of such Leased Property, if any, and accrued Yield thereon and all other obligations of the Lessee owing to the Funding Parties in respect of such Leased Property.


                                   SECTION 3
                        CONDITIONS PRECEDENT; DOCUMENTS

         SECTION 3.1 Conditions to the Obligations of the Funding Parties on each Closing Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the Closing Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to such Closing Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.1 which are required to be performed by such Funding Party:

                 (a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:

                          (i) Deed and Purchase Agreement. The related original Deed duly executed by the applicable Seller and in recordable form, and copies of the related Purchase Agreement, duly executed by such Seller and the Lessee, shall each have been delivered to the Agent, with copies thereof to each other Funding Party.

                          (ii) Lease; Lease Supplement. The original of the related Lease Supplement, duly executed by the

                 Lessee and the Lessor and in recordable form, shall have been delivered to the Agent.

                          (iii) Mortgage and Assignment of Lease and Rents. If
                 a Loan Agreement is then in effect, counterparts of the Mortgage in the form of Exhibit D attached hereto, duly executed by the Lessor and in recordable form, shall have been delivered to the Agent (which Mortgage shall secure all of the debt to the Agent [unless such mortgage is subject to a tax based on the amount of indebtedness secured thereby, in which case the amount secured will be limited to debt in an amount equal to 125% of the projected cost of acquisition and construction of such Leased Property]); and the Assignment of Lease and Rents in recordable form, duly executed by the Lessor, shall have been delivered to the Agent.

                          (iv)  Security Agreement and Assignment.  If
                 applicable, counterparts of the Security Agreement and Assignment (substantially in the form of Exhibit C), duly executed by the Lessee, with an acknowledgment and consent thereto satisfactory to the Lessor and the Agent duly executed by the related General Contractor and the related Architect, as applicable, and complete copies of the related Construction Contract and the related Architect's Agreement certified by the Lessee, shall have been delivered to the Lessor and the Agent (it being understood and agreed that if no related Construction Contract or Architect's Agreement exists on such Closing Date the Lessee shall deliver such Security Agreement and Assignment and consents concurrently with the Lessee's entering into such contracts).

                          (v) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Agent, at the Lessee's expense, an accurate survey certified to the Lessor and the Agent in a form satisfactory to the Lessor and the Agent and showing no state of facts unsatisfactory to the Lessor or the Agent and prepared within ninety (90) days of the Closing Date by a Person reasonably satisfactory to the Lessor and the Agent. Such survey shall
                 (1) be acceptable to the Title Insurance Company for the purpose of providing extended coverage to the Lessor and a lender's comprehensive endorsement to the Agent,

                 (2) show no encroachments on such Land by structures owned by others, and no encroachments from any part of such Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor, the Agent or the Title Insurance Company, and be reasonably acceptable to each such Person.

                          (vi) Title and Title Insurance. On such Closing Date, the Lessor shall receive from a title insurance company acceptable to the Lessor and the Agent an ALTA Owner's Policy of Title Insurance issued by such title insurance company and the Agent shall receive from such title insurance company an ALTA Mortgagee's Policy of Title Insurance issued by such title insurance company, in each case, in the amount of the projected cost of acquisition and construction of such Leased Property, reasonably acceptable in form and substance to the Lessor and the Agent, respectively (collectively, the "Title Policy"). The Title Policy shall be dated as of the Closing Date, and, to the extent permitted under Applicable Law, shall include a pending disbursements clause reasonably satisfactory to the Lessor and the Agent and coverage over the creditors' rights exclusion and the general exceptions to such policy, and shall contain such affirmative endorsements as to mechanic's liens, easements and rights-of-way, encroachments, the non-violation of covenants and restrictions, survey matters and other matters as the Lessor or the Agent shall reasonably request.

                          (vii) Appraisal. Each Funding Party shall have received a report of the Appraiser (an "Appraisal"), paid for by the Lessee, which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to such Funding Party and shall state in a manner satisfactory to such Funding Party the estimated "as vacant" value of such Land and the Building to be constructed thereon. Such Appraisal must show that (1) the estimated Fair Market Sales Value of the Leased Property (determined as if the Building had already been completed in accordance with the related Plans and Specifications) at the commencement of the Lease Term with respect thereto is equal to the projected cost of acquisition and construction of such Leased Property, and (2) the "as vacant" value described above is at least 60% of the total cost of the Leased Property, including the trade fixtures, equipment and personal property to be included therein.

                          (viii) Environmental Audit and related Reliance Letter. The Lessor and the Agent shall have received an Environmental Audit for such Leased Property showing that no Hazardous Materials are present and otherwise satisfactory to the Lessor and the Agent; and the firm that prepared the Environmental Audit for such Leased Property shall have delivered to the Lessor and the Agent a letter (substantially in the form of Exhibit F) stating that the Lessor, the Agent, the Lease Participant and the Lenders may rely upon such firm's Environmental Audit of such Land, it being understood that the Lessor's and the Agent's acceptance of any such Environmental Audit shall not release or impair the Lessee's obligations under the Operative Documents with respect to any environmental liabilities relating to such Leased Property.

                          (ix) Evidence of Insurance. The Lessor and the Agent shall have received from the Lessee certificates of insurance evidencing compliance with the provisions of Article VIII of the Lease (including the naming of the Lessor, the Agent, the Lease Participant and the Lenders as additional insured or loss payee with respect to such insurance), in form and substance reasonably satisfactory to the Lessor and the Agent.

                          (x) Officer's Certificate. Each of the Agent and the Lessor shall have received an Officer's Certificate of the Lessee stating that, to the best of such officer's knowledge,
                 (A) each and every representation and warranty of the Lessee contained in the Operative Documents is true and correct in all material respects on and as of such Closing Date as though made on and as of such Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; (B) no Event of Default, Potential Event of Default or Construction Force Majeure Event has occurred and is continuing; (C) each Operative Document to which the Lessee is a party is in full force and effect with respect to it; and
                 (D) no event that could reasonably be expected to have a Material Adverse Effect has occurred since March 31, 1997.

                          (xi) UCC Financing Statement; Recording Fees; Transfer Taxes. Each Funding Party shall have received satisfactory evidence of (i) the execution and delivery to Agent of a UCC-1 and UCC-2 financing statement to be filed with the Secretary of State of the applicable State (or other appropriate filing office) and the county where the related Land is located respectively, and such other Uniform Commercial Code financing statements as any Funding Party deems necessary or desirable in order to protect such Funding Party's interests and (ii) the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the related Deed, the Lease, the related Lease Supplement, the related Mortgage and the related Assignment of Lease and Rents.

                          (xii) Opinions.  The opinion of local counsel for the
                 Lessee qualified in the jurisdiction in which such Leased Property is located, substantially in the form set forth in Exhibit G-2, and containing such other matters as the parties to whom they are addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Agent, the Lease Participant and the Lenders, and to the extent requested by the Agent, opinions supplemental to those delivered under Section 3.2(vii) and reasonably satisfactory to the Agent shall have been delivered and addressed to each of the Lessor, the Agent, the Lease Participant and the Lenders.

                 (b) Litigation. No action or proceeding shall have been instituted or threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Master Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely to materially adversely affect the Leased Property or any transaction contemplated by the Operative Documents or which could reasonably be expected to result in a Material Adverse Effect.

                 (c) Legality. In the opinion of such Funding Party or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Funding Party to participate in any of the transactions contemplated by the Operative Documents.

                 (d) No Events. (i) No Event of Default, Potential Event of Default, Event of Loss or Event of Taking relating to such Leased Property shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking, and (iii) there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect since March 31, 1997.

                 (e) Representations. Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of the Closing Date.

                 (f) Cutoff Date. The initial Closing Date shall occur on or prior to August 31, 1997. No Closing Date shall occur after the Funding Termination Date.

                 (g) Transaction Expenses. The Lessee shall have paid the Transaction Costs then accrued and invoiced which the Lessee has agreed to pay pursuant to Section 8.8.

         SECTION 3.2 Additional Conditions for the Initial Closing Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the initial Closing Date shall be subject to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to the initial Closing Date of the following conditions precedent in addition to those set forth in Section 3.1, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.2 which are required to be performed by such Funding Party:

                          (i) Operative Guaranty. Counterparts of the Operative Guaranty, duly executed by the Affiliate Guarantor, shall have been delivered to each Funding Party.

                          (ii) Lease Participation Agreement. Counterparts of the Lease Participation Agreement, duly executed by the Lessor, the Agent and the Lease Participant, shall have been delivered to each of the parties thereto.

                          (iii) Master Agreement. Counterparts of this Master Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.

                          (iv) Construction Agency Agreement. Counterparts of the Construction Agency Agreement, duly executed by the parties thereto shall have been delivered to each of the parties hereto.

                          (v) Lease. Counterparts of the Lease, duly executed by the Lessee and the Lessor, shall have been delivered to each Funding Party and the original, chattel paper copy of the Lease shall have been delivered to the Agent.

                          (vi)    Lessee's Resolutions and Incumbency
                 Certificate, etc. Each of the Agent and the Lessor shall have received (x) a certificate of the Secretary or an Assistant Secretary of the Lessee, attaching and certifying as to (i) the Board of Directors' resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its articles of incorporation, certified as of a recent date by the Secretary of State of the state of its incorporation and (iv) its by-laws, and (y) good standing certificates for the Lessee from the appropriate offices of the States of such Person's incorporation and principal place of business.

                          (vii) Opinions of Counsel. The opinions of Jones, Day, Reavis & Pogue and of internal counsel to the Lessee, dated the initial Closing Date, substantially in the form set forth in Exhibit G-1, and containing such other matters as the parties to whom it is addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Agent and the Lease Participant.

                          (viii) Lessor's Incumbency Certificate. The Agent shall have received a certificate of secretary of the Lessor attaching and certifying as to the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf.

         SECTION 3.3 Conditions to the Obligations of Lessee. The obligations of the Lessee to lease from the Lessor are subject to the fulfillment on the related Closing Date to the satisfaction of, or waiver by, the Lessee, of the following conditions precedent:

                 (a) General Conditions. The conditions set forth in Sections 3.1 and 3.2 that require fulfillment by the Lessor or the Lenders shall have been satisfied.

                 (b) Legality. In the opinion of the Lessee or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for the Lessee to participate in any of the transactions contemplated by the Operative Documents.

         SECTION 3.4 Conditions to the Obligations of the Funding Parties on each Funding Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on each Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through their respective counsel) or prior to each such Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.4 which are required to be performed by such Funding Party:

                 (a) Funding Request. The Lessor and the Agent shall have received from the Lessee the Funding Request therefor pursuant to Section 2.2(d).

                 (b) Condition Fulfilled. As of such Funding Date, the condition set forth in Section 3.1(d)(i) shall have been satisfied.

                 (c) Representations. As of such Funding Date, both before and after giving effect to the Funding requested by the Lessee on such date, the representations and warranties that the Lessee is deemed to make pursuant to Section 2.2(e) shall be true and correct in all material respects on and as of such Funding Date as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

                 (d) No Bonded Stop Notice or Filed Mechanics Lien. As of each Funding Date, and as to any Funded Amount requested for any Leased Property on each such Funding Date, (i) neither the Lessor, the Agent, the Lease Participant nor any Lender has received (with respect to such Leased Property) a bonded notice to withhold Loan funds that has not been discharged by the Lessee, and (ii) no mechanic's liens or materialman's liens have been filed against such Leased Property that have not been discharged by the Lessee, bonded over in a manner reasonably satisfactory to the Agent or insured over by the Title Insurance Company.

                 (e) Security Agreement and Assignment. If Construction is being funded, the Security Agreement and Assignments and related consents described in Section 3.1(a)(iv) shall have been executed and delivered.

         SECTION 3.5 Completion Date Conditions. The occurrence of the Completion Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each party hereto (acting directly or through its counsel) of the following conditions precedent:

                 (a) Title Policy Endorsements; Architect's Certificate. The Lessee shall have furnished to each Funding Party (1) the following endorsements to the related Title Policy (each of which shall be subject to no exceptions other than those reasonably acceptable to the Agent): a date-down endorsement (redating and confirming the coverage provided under the Title Policy and each endorsement thereto) and a "Form 9" endorsement (if available in the applicable jurisdiction), in each case, effective as of a date not earlier than the date of completion of the Construction, and (2) a certificate of the Architect dated at or about the Completion Date, in form and substance reasonably satisfactory to the Agent, the Lessor and the Lenders, and stating that (i) the related Building has been completed substantially in accordance with the Plans and Specifications therefor, and such Leased Property is ready for occupancy, (ii) such Plans and Specifications comply in all material respects with all Applicable Laws in effect at such time, and (iii) to the best of the Architect's knowledge, such Leased Property, as so completed, complies in all material respects with all Applicable Laws in effect at such time. The Lessee shall also deliver to the Agent true and complete copies of:
(A) an "as built" or "record" set of the Plans and Specifications, (B) a plat of survey of such Leased Property "as built" to a standard reasonably acceptable to the Agent showing all easements, paving, driveways, fences and exterior improvements, and (C) copies of a certificate or certificates of occupancy for such Leased Property or other legally equivalent permission to occupy such Leased Property.

                 (b) Construction Completion. The related Construction shall have been completed substantially in accordance with the related Plans and Specifications, the related Deed and all Applicable Laws, and such Leased Property shall be ready for occupancy and operation. All fixtures, equipment and other property contemplated under the Plans and Specifications to be incorporated into or installed in such Leased Property shall have been substantially incorporated or installed, free and clear of all Liens except for Permitted Liens.

                 (c) Lessee Certification. The Lessee shall have furnished the Lessor, the Agent, the Lease Participant and each Lender with a certification of the Lessee (substantially in the form of Exhibit H) that:

                          (i) all amounts owing to third parties for the related Construction have been paid in full (other than contingent obligations for which the Lessee has made adequate reserves), and no litigation or proceedings are pending, or to the best of the Lessee's knowledge, are threatened, against such Leased Property or the Lessee which could reasonably be expected to have a Material Adverse Effect;

                          (ii) all consents, licenses and permits and other governmental authorizations or approvals required for such Construction and operation of such Leased Property have been obtained and are in full force and effect;

                          (iii) such Leased Property has available all services of public facilities and other utilities necessary for use and operation of such Leased Property for its intended purposes including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between the related Building and public highways for pedestrians and motor vehicles;

                          (iv) all material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of such Leased Property as the Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and the Lessee has no knowledge of any pending modification or cancellation of any of the same; and the use of such Leased Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained and is in full force and effect for its continuing legal use;

                          (v) all of the requirements and conditions set forth in Section 3.5(b) hereof have been completed and fulfilled with respect to such Leased Property and the related Construction; and

                          (vi) such Leased Property is in compliance in all material respects with all applicable zoning laws and regulations.


                                   SECTION 4
                                REPRESENTATIONS

         SECTION 4.1 Representations of Lessee. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, the Lessee represents and warrants to each of the other parties hereto as follows:

                 (a) Corporate Existence; Compliance with Law. The Lessee is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Lessee (i) has the corporate power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where the failure to duly qualify or to comply with applicable Requirements of Law would not have a Material Adverse Effect.

                 (b) Corporate Power; Authorization. The Lessee has the corporate power and authority to make, deliver and perform the Operative Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Operative Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by the Lessee, or the validity or enforceability against the Lessee, of the Operative Documents, other than such consents, authorizations or filings which have been made or obtained.

                 (c) Enforceable Obligations. This Agreement and each other Operative Document to which the Lessee is a party has been duly authorized, executed and delivered by the Lessee, and this Agreement and each other Operative Document to which the Lessee is a party constitute legal, valid and binding obligations of the Lessee enforceable against the Lessee in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                 (d) No Contractual or Legal Bar. The execution, delivery and performance by the Lessee of the Operative Documents to which it is a party
(i) will not contravene any material provision of any Requirement of Law, (ii) will not conflict with or be inconsistent with or result in any breach of, or constitute a default under, any Contractual Obligations of any Consolidated Company that would result in liability to the Lessee of $500,000 or more in the aggregate or otherwise result in a Material Adverse Effect, (iii) will not violate any provision of the certificate of incorporation (or equivalent thereof) or bylaws (or equivalent thereof) of the Lessee, (iv) will not require the consent, approval or authorization of any governmental or non-governmental authority or Person and (v) will not result in the creation of any Lien upon the assets or properties of the Lessee and its Subsidiaries, other than those Liens permitted under Section 5.2(a).

                 (e) No Material Litigation or Investigations. No litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of the Lessee threatened by or against any of the Consolidated Companies, or against any of their respective properties or rights, existing or future (i) with respect to any Operative Document or any of the transactions contemplated hereby or thereby, or (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

                 (f) Investment Company Act, Etc. None of the Consolidated Companies is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). None of the Consolidated
Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Operative Document.

                 (g) Margin Regulations. No part of the proceeds of any of the Funded Amounts will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

                 (h) Insurance. The Lessee currently maintains insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than those amounts which are, customary for such companies under similar circumstances; provided, however, that the Lessee may self insure in amounts satisfactory to management, subject to the provisions of Section 5.1(f). The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages (it being understood that insurance premiums for certain insurance policies and coverages may permit payment on a quarterly basis), and such policies and coverages are in full force and effect.

                 (i) No Default. None of the Consolidated Companies is in default under or with respect to any material Contractual Obligation in any respect.

                 (j) No Burdensome Restrictions. None of the Consolidated Companies is a party to or bound by any Contractual Obliga-tion or Requirement of Law which has had or would reasonably be expected to have a Material Adverse Effect.

                 (k) Taxes. Each of the Consolidated Companies has filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions ("taxes" in this Section 4.1(k) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books or where the aggregate sum of taxes unpaid is less than $500,000); and no tax liens have been filed and, to the knowledge of the Lessee, no claims are being asserted with respect to any such taxes, fees or other charges.

                 (l) Subsidiaries. Schedule 4.1(l) accurately describes as of the initial Closing Date (1) the complete name of each Subsidiary of the Lessee, (2) the jurisdiction of incorporation or organization of each Subsidiary of the Lessee, (3) the ownership of all issued and outstanding Capital Stock of each Subsidiary of the Lessee and (4) whether such Subsidiary is a Material Subsidiary. Except as disclosed on Schedule 4.1(l), the Lessee has no Subsidiaries and neither the Lessee nor any Subsidiary is a joint venture partner or general partner in any partnership. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now as now conducted in each case where the failure to have the same would have a Material Adverse Effect.

                 (m)      Financial Statements.   The unaudited pro forma
balance sheet of the Consolidated Companies as of March 31, 1997 (after giving effect to the SpinOff), setting forth the pro forma financial position of the Consolidated Companies, a copy of which has been delivered to the Funding Parties, fairly presents, on a pro forma basis, in conformity with generally accepted accounting principles, the financial position of the Consolidated Companies as of such date and time. The Consolidated Companies do not have any material contingent obligations, contingent liabilities or other obligations which are not reflected in the balance sheet referenced above (the "Pro Forma Financial Statements"). Since March 31, 1997, there have been no changes with respect to the Consolidated Companies which has had or would reasonably be expected to have a Material Adverse Effect.

                 (n)  ERISA.

                 (i)(1) Identification of Plans. (A) None of the Consolidated Companies nor any of their respective ERISA Affiliates maintains or contributes to, or has during the past two years maintained or contributed to, any Plan that is subject to Title IV of ERISA other than the Equifax Inc. U.S. Retirement Income Plan, and (B) none of the Consolidated Companies maintains or contributes to any Foreign Plan other than the Equifax Europe (U.K.) Ltd. Pension Plan;

                 (2) Compliance. Each Plan and each Foreign Plan maintained by the Consolidated Companies have at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan maintained or contributed to by such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404, or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would in the aggregate have a Material Adverse Effect;

                 (3) Liabilities. The Consolidated Companies are subject to no liabilities (including withdrawal liabilities) with respect to any Plans or Foreign Plans maintained or contributed to by such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing such Plan and to pay current contributions, expenses and premiums with respect to such Plans or Foreign Plans, where such liabilities, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would in the aggregate have a Material Adverse Effect;

                 (4) Funding. The Consolidated Companies and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed by any of them under the terms of each Plan and applicable law, and (B) required to be paid as expenses by any of them (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Material Adverse Effect. No Plan maintained by a Consolidated Company subject to Title IV of ERISA has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA, determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would have a Material Adverse Effect if such amount were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits other than those accrued on the Lessee's financial statements.

                 (ii) With respect to any Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction where the Foreign Subsidiary maintains its principal place of business or in which the Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Plans, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would not have a Material Adverse Effect.

                 (o) Possession of Franchises, Licenses, Etc. Each of the Consolidated Companies possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and none of the Consolidated Companies is in violation of any thereof in any material respect.

                 (p) Patents, Trademarks, Licenses, Etc. (i) The Consolidated Companies have obtained and hold in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted and where the result of a failure to obtain and hold such patents, trademarks, service marks, trade names, copyrights, licenses and other such rights would have a Material Adverse Effect, and (ii) to the best of the Lessee's knowledge, no product, process, method, service or other item presently sold by or employed by any Consolidated Company in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other person and there is not presently pending, or to the knowledge of the Lessee, threatened, any claim or litigation against or affecting any Consolidated Company contesting such Person's right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Material Adverse Effect.

                 (q) Ownership of Property. Each Consolidated Company has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other material assets, as such properties are reflected in the most recent financial statements (including the Pro Forma Financial Statements) delivered by the Lessee to the Agent, other than properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Agreement, subject to no Lien or title defect of any kind, except Liens permitted under Section 5.2(a). The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective leases.

                 (r) Financial Condition. On each Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Operative Documents, including without limitation, the use of the proceeds of the Funded Amounts as provided in Section 2.2, the Lessee is Solvent.

                 (s) Labor Matters. The Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Material Adverse Effect, and, to the best knowledge of the Lessee, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company which if they occurred, would reasonably be expected to have a Material Adverse Effect. The hours worked and payment made to employees of the Consolidated Companies have not been in violation in any material respect of the Fair Labor Standards Act (in the case of Consolidated Companies that are not Foreign Subsidiaries) or any other applicable law dealing with such matters. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies in all jurisdictions where the failure to pay or accrue such liabilities would reasonably be expected to have a Material Adverse Effect.

                 (t) Payment or Dividend Restrictions. None of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company, other than CDB/Infotek.

                 (u) Outstanding Indebtedness. Schedule 4.1(u) lists all outstanding Indebtedness of the Consolidated Companies as of March 31, 1997, and since March 31, 1997, no additional material indebtedness has been incurred by the Consolidated Companies. There exists no default under the provisions of any instrument evidencing or securing Indebtedness of the Lessee or any of its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Material Adverse Effect.

                 (v) Disclosure. No representation or warranty contained in this Agreement (including the Schedules attached hereto) or in any other document furnished from time to time pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect as of the date made or deemed to be made. There is no fact known to the Lessee which is having, or is reasonably expected to have, a Material Adverse Effect.

                 (w) Environmental Matters. (i) Neither the Lessee nor any Consolidated Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect and neither the Lessee nor any Consolidated Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA where the probable resulting liability would have a Material Adverse Effect. Except as disclosed on Schedule 4.1(w), as revised from time to time, to the knowledge of the Lessee, none of the Properties has been identified on any current or proposed
(1) National Priorities List under 40 C.F.R. Section  300, (2) CERCLIS list or
(3) any list arising from a state statute similar to CERCLA.

                 (ii) Except as disclosed on Schedule 4.1(w), as revised from time to time, to the knowledge of the Lessee, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, except for Hazardous Materials used, produced manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements, except in such instances where such failure of compliance would not have a Material Adverse Effect.

                 (iii) Except as disclosed on Schedule 4.1(w), as revised from time to time, the Lessee and each of the Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Laws in connection with the operation of the Properties and the Lessee's and each Consolidated Subsidiary's respective businesses, except in such instances where such failure of compliance would not have a Material Adverse Effect.

                 (x) Rights in Respect of the Leased Property. The Lessee is not a party to any contract or agreement to sell any interest in such Leased Property or any part thereof, other than pursuant to the Operative Documents.

                 (y) Hazardous Materials. (i) To the best knowledge of the Lessee, on the Closing Date for each Leased Property, there are no Hazardous Materials present at, upon, under or within such Leased Property or released or transported to or from such Leased Property (except in compliance in all material respects with all Environmental Laws).

                          (ii)   On the related Closing Date, no Governmental
Actions have been taken or are in process or have been threatened, which could reasonably be expected to subject such Leased Property, any Lender, the Lease Participant or the Lessor with respect to such Leased Property to any Claims or Liens under any Environmental Law which would have a materially adverse effect on the Lessee, the Lessor, any Lender, the Lease Participant or such Leased Property.

                          (iii)  The Lessee has, or will obtain on or before
the date required by Environmental Laws, all Environmental Permits necessary to operate such Leased Property in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to obtain such Environmental Permits or to so comply would not have a Material Adverse Effect.

                          (iv) No notice, notification, demand, request for
information, citations, summons, complaint or order has been issued or filed to or with respect to the Lessee, no penalty has been assessed on the Lessee and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person in each case relating to the Leased Property with respect to any alleged material violation or liability of the Lessee under any Environmental Law. No material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person relating to such Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

                          (v)  Such Leased Property and each portion thereof
are presently in compliance in all material respects with all Environmental Laws, and there are no present or, to the Lessee's best knowledge, past facts, circumstances, activities, events, conditions or occurrences regarding such Leased Property (including without limitation the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a material Claim against such Leased Property, any Funding Party or the Lessee, (B) cause such Leased Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which such Leased Property is located, or (D) prevent or interfere with the continued operation and maintenance of such Leased Property as contemplated by the Operative Documents.

                 (z) Leased Property. The present condition and use of such Leased Property conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to such Leased Property, and the present use of such Leased Property and the Lessee's future intended use of such Leased Property under the Lease does not, in any material respect, violate any Applicable Law. No material notices, complaints or orders of violation or non-compliance have been issued or, to the Lessee's best knowledge, threatened or contemplated by any Governmental Authority with respect to such Leased Property or any present or intended future use thereof. All agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of such Leased Property as the Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to the Lessee's best knowledge will be, obtained and are in full force and effect, and the Lessee has no knowledge of any pending modification or cancellation of any of the same.

                 SECTION 4.2 Representations of the Lessor. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, in each case, with respect to each of the Leased Properties, the Lessor represents and warrants to the Agent, the Lease Participant, the Lenders and the Lessee as follows:

                 (a) Securities Act. The interest being acquired or to be acquired by the Lessor in such Leased Property is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with Section 6.1 and the Lease Participation Agreement.

                 (b) Employee Benefit Plans. The Lessor is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1)) of the Code.

                 SECTION 4.3 Representations of each Lender. Effective as of the date of any Lender's accession hereto, as of each subsequent Closing Date and as of each subsequent Funding Date, such Lender represents and warrants to the Lessor and to the Lessee as follows:

                 (a) Securities Act. The interest being acquired or to be acquired by such Lender in the Funded Amounts is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that such Lender shall be entitled to assign, convey or transfer its interest in accordance with Section 6.2. Such Lender is an accredited investor as that term is defined in Rule 501(a) under the Securities Act.

                 (b) Employee Benefit Plans. Such Lender is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1)) of the Code.


                                   SECTION 5
                            COVENANTS OF THE LESSEE

         SECTION 5.1  Affirmative Covenants.

                 So long as any Commitment remains in effect hereunder or any Funded Amount shall remain outstanding, the Lessee will(unless waived in writing by the Required Funding Parties):

                 (a) Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence (except for mergers, divestitures and consolidations permitted pursuant to Section 5.2(c), and except where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect, its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary.

                 (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with, all Requirements of Law (including, without limitation, the Environmental Laws, ERISA and employee benefit laws) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Material Adverse Effect.

                 (c) Payment of Taxes and Claims, Etc. Pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto or the aggregate sum of taxes unpaid is less than $500,000.

                 (d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

                 (e) Visitation, Inspection, Etc. (i) Prior to the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Funding Party at such Funding Party's expense after reasonable notice during regular business hours (which date of visit shall be mutually agreed upon but shall not be later than 2 weeks after the date requested by such Funding Party) to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of the Lessee and its Subsidiaries. Prior to the occurrence of a Potential Event of Default or an Event of Default, each Lender shall be entitled to no more than two (2) such visits and inspections per year.

                 (ii) After the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Funding Party at the Lessees' expense to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of the Lessee and its Subsidiaries.

                 (iii) To cooperate and assist, and to cause each of its Subsidiaries to cooperate and assist, in such visits and inspections set forth in paragraphs (i) and (ii) above in this Section 5.1(e), in each case at such reasonable times and as often as may reasonably be desired; provided, however, that (i) in no event shall any Funding Party have access to information prohibited by law, and (ii) in the event any Funding Party desires to inspect confidential matters (which matters shall in no event include financial information and data of the Lessee or its Subsidiaries or other information the Funding Parties may require in order to determine compliance this Agreement) under this Section, such Funding Party shall executed a confidentiality agreement relating to such matters, which agreement shall contain reasonable terms acceptable to such Funding Party and its counsel.

                 (f)      Insurance; Maintenance of Properties.

                 (i) Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as are customary for such companies under similar circumstances; provided, however, that the Lessee may self-insure in amounts satisfactory to management. Upon the request of the Agent, Lessee shall file with the Agent a detailed Acord certificate of insurance stating the names of the insurance companies, the limits of liability of insurance, the date of expiration thereof, the Property and risks covered thereby and the insured with respect thereto, and, within 60 days after notice in writing from the Agent, obtain such additional insurance as the Required Funding Parties may reasonably request as a result of a material change in the circumstances or conditions affecting Lessee's business specifically or its type of business generally, provided that such additional insurance is available at a commercially reasonable cost.

                 (ii) Cause, and cause each of the Consolidated Companies to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of the Lessee may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.1(f) shall prevent the Lessee from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of the Lessee, desirable in the conduct of its business or the business of any Consolidated Company.

                 (iii) Maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of the businesses of the Consolidated Companies as presently conducted, where the result of failure to obtain and hold such benefits would have a Material Adverse Effect.

                 (g)      Reporting Covenants.  Furnish to each Funding Party:

                 (i) Annual Financial Statements. As soon as available and in any event within 105 days after the end of each fiscal year of the Lessee, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of the independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                 (ii) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each fiscal quarter of the Lessee (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of the Lessee's fiscal year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Lessee's previous fiscal year, all in reasonable detail and accompanied by a certification by the chief financial officer of the Lessee that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated

         Companies for such fiscal quarter and such portion of the Lessee's fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

                 (iii) No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (i) and (ii) above, a certificate (with supporting details) of the chief financial officer of the Lessee substantially in the form of Exhibit E attached hereto (the "Compliance Certificate") (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Potential Event of Default under this Agreement, or if there exists an Event of Default or a Potential Event of Default hereunder, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Section 5.1(h) and Sections 5.2(a), (d) and (e);

                 (iv) Auditor's Statement. Together with the financial statements required pursuant to subsection (i) above, a statement of the accountants who prepared the report referred to therein, to the effect that, nothing has come to their attention which would cause them to believe that a Default or Event of Default existed as of the date of such financial statements, or if there existed a Default or Event of Default, specifying the nature thereof;

                 (v)      Notice of Default.  Promptly, and no later than five
         (5) Business Days after any Executive Officer of the Lessee has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the chief financial officer of Borrower specifying the nature thereof and the proposed response thereto;

                 (vi) Litigation and Investigations. Promptly, and no later than ten (10) Business Days after any Executive Officer of the Lessee has notice or knowledge thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof, or the threat of any such action, suit, proceeding, investigation or arbitration;

                 (vii) Environmental Notices. Promptly, and no later than ten (10) Business Days after any Executive Officer of the Lessee has notice or knowledge thereof, notice of any actual or alleged violation, or notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in a Material Adverse Effect;

                 (viii) ERISA. (1)Promptly, and no later than ten (10) Business Days after any Executive Officer of the Lessee has notice or knowledge thereof, (A) with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of a "reportable event" described in
         Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations); or
         (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404 or 419 of the Tax Code, or any tax, penalty or liability under any Requirement of Law applicable to any Foreign Plan, where any such taxes, penalties or liabilities could result in a Material Adverse Effect;

                          (2) Promptly after such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 401(a)(29) or
         412 of the Tax Code with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof;

                          (3) Promptly after receipt, any notice received by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan maintained or contributed to by such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code;

                          (4) Upon the request of the Agent, promptly upon the filing thereof with the Internal Revenue Service ("IRS") or the Department of Labor ("DOL"), a copy of IRS Form 5500 or annual report for each Plan maintained by any Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA;

                          (5)  Upon request of the Agent, but no more
         frequently than twice each calendar year, (A) true and complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan maintained or contributed to by any Consolidated Company from the IRS, PBGC or DOL, received within the preceding 12 months (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan maintained or contributed to by the Consolidated Companies or any ERISA Affiliate thereof filed within the preceding 12 months, or (C) a current statement of withdrawal liability for each Multiemployer Plan maintained or contributed to by any Consolidated Company or any ERISA Affiliate thereof;

                          (6) Promptly, and no later than (5) Business Days after any Executive Officer has notice or knowledge thereof, notice that (i) any material contributions to any Foreign Plan have not been made by the required due date for such contribution and such default cannot immediately be remedied, (ii) any Foreign Plan is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time, or (iii) a material change is anticipated to any Foreign Plan that may have a Material Adverse Effect.

                 (ix) Liens. Promptly, and no later than five (5) Business Days after any Executive Officer of the Lessee has notice or knowledge thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than those Liens expressly permitted by
         Section 5.2(a);

                 (x) Public Filings, Etc. Promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by the Lessee to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of the Lessee and the other Consolidated Companies;

                 (xi) New Material Subsidiaries. Within 30 days after the formation, acquisition or existence of any new Material Subsidiary, or any other event resulting in the creation of a new Material Subsidiary, or the domestication of any Foreign Subsidiary, notice of the formation or acquisition of such Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Agent may request;

                 (xii) Default under Other Debt. Immediately upon its receipt thereof, copies of any notice received by the Lessee or any other Consolidated Company from the holder(s) of Indebtedness of the Consolidated Companies (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $5,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness;


                 (xiii) Updates of Schedule 4.1(u). As soon as available and in any event within 60 days after the end of the June 30, 1997 calendar quarter, a revised Schedule 4.1(u) listing all outstanding Indebtedness of the Consolidated Companies as of the end of such quarter, which shall not be materially different from Schedule 4.1(u) provided by the Lessee on the initial Closing Date and which shall automatically be deemed to amend Schedule 4.1(u) delivered by the Lessee pursuant to this clause (xiii) and as soon as soon as available and in any event within 60 days after the end of the September 30, 1997 calendar quarter, a revised Schedule 4.1(u) listing all outstanding Indebtedness of the Consolidated Companies as of the end of such quarter;

                 (xiv) Complete Lien Search Results. As soon as available and in any event within 30 days after the initial Closing Date, copies of all UCC, judgment and tax lien search results for all the Lessee's locations in the United States other than field offices at which is located tangible personal property (having an aggregate value not in excess of $6,000,000); and

                 (xv)     Other Information.   With reasonable promptness, any
         other information as the Agent on behalf of any Funding Party may reasonably request from time to time.

                 (h)      Financial Covenants.

                 (i) Fixed Charge Coverage Ratio. (i) Maintain as of the last day of each fiscal quarter of 1997 and 1998, a Fixed Charge Coverage Ratio, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, equal to or greater than 2.0:1.0, and (ii) maintain as of the last day of each fiscal quarter of 1999 and thereafter, a Fixed Charge Coverage Ratio, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, equal to or greater than 2.5:1.0.

                 (ii) Funded Debt to Consolidated EBITDA. Maintain as of the last day of each fiscal quarter, a maximum ratio of Funded Debt to Consolidated EBITDA, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, of less than or equal to 3.5:1.0.

                 (i) Intellectual Property. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its rights, franchises, and licenses, and its patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary or desirable in the normal conduct of its business, except where the failure to maintain such rights, franchises, and licenses, patents, copyrights trademarks, trade names, and service marks would reasonably be expected to have a Material Adverse Effect.

                 (j) Assignment of Lease and Rents. Execute and deliver a consent to Assignment of Lease and Rents with respect to any Leased Property existing if and when the Loan Agreement is entered into.

         SECTION 5.2 Negative Covenants. So long as any Commitment remains in effect hereunder or any Funded Amount shall remain unpaid shall remain outstanding, the Lessee will not and will not permit any Subsidiary to (unless waived in writing by the Required Funding Parties):

                 (a) Liens. Create, incur, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

                 (i) Liens existing on the initial Closing Date (A) securing an aggregate amount not in excess of $2,400,000 and disclosed in the lien search report delivered under Section 5.1(h)(xiv), (B) securing obligations of CDB/Infotek owing to the Lessee, or (C) securing an amount not to exceed $250,000 in the aggregate;

                  (ii) Liens on any property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property and any refinancing thereof, provided that such Lien does not extend to any other property and further provided that the amount of Indebtedness secured by such Liens does not exceed $10,000,000 in aggregate principal amount at any one time outstanding;

                 (iii) Liens for taxes not yet due and payable, and Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

                 (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

                 (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (vi) zoning, easements and restrictions on the use of real property which do not materially impair the use of such property;

                 (vii)   Liens arising under ERISA;

                 (viii) rights in property reserved or vested in any governmental authority which do not materially impair the use of such property;

                 (ix) Liens on assets of newly acquired Subsidiaries which were in existence at the time of acquisition and not created in contemplation thereof;

                 (x)     Liens granted under the Operative Documents;

                 (xi) Liens (other than those permitted by paragraphs (i) through (x) of this Section 5.2(a) securing Indebtedness in an aggregate principal amount outstanding at any time not to exceed fifteen percent (15%) of the Consolidated Net Worth of the Consolidated Companies as of the last day of the immediately preceding fiscal quarter of the Borrower.

                 (b) Guaranties. Create, incur, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, any Guaranties other than:

                 (i) endorsements of instruments for deposit or collection in the ordinary course of business;

                 (ii) guarantees of Indebtedness owed by any Consolidated Company to another Consolidated Company;

                 (iii) Guaranties of Indebtedness to the extent such Indebtedness is permitted under Section 5.1(h)(ii).

                 (c) Mergers, Consolidations. Merge or consolidate with any other Person, except that the foregoing restrictions shall not be applicable to:

                 (i) mergers or consolidations of (x) any Subsidiary with any other Subsidiary or (y) any Subsidiary with the Lessee; or

                 (ii) mergers or consolidations in which any Person engaged in businesses in which the Lessee is engaged as of the initial Closing Date or substantially related thereto merges or consolidates with the Lessee or any of its Subsidiaries;

provided that before and after giving effect to any such merger or consolidations and any Funded Debt incurred by the Lessee or such Subsidiary in connection with such merger or consolidation, (x) the Lessee is and will be in compliance with Section 5.1(h) hereof, and if the consideration paid by the Lessee or such Subsidiary in connection with such merger or consolidation is greater than $75,000,000, the Lessee has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Agent with copies provided to each Funding Party (based on the projected Fixed Charges or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Fixed Charges incurred as a result of the incurrence of any such Funded Debt) and the historical Consolidated EBIT (including the Consolidated EBIT of such Person)); and (y) no other Default or Event of Default exists hereunder;

                 (d)  Asset Sales.   Sell, lease or otherwise dispose of its
accounts, property, stock of its Subsidiaries or other assets; provided, however, that the foregoing restrictions on Asset Sales shall not be applicable to:

                 (i) sales, leases, transfers or dispositions of assets of any Consolidated Company to the Lessee;

                 (ii) sales of inventory in the ordinary course of business and unneeded, worn out or obsolete equipment;

                 (iii) sales of accounts receivable (or of undivided ownership interests therein) pursuant to the asset securitization facilities;

                 (iv) Asset Sales comprised of assets of any Consolidated Company where, on the date of execution of a binding obligation to make such Asset Sale, the assets which are the subject of the proposed Asset Sale, together with all other such Asset Sales of the Consolidated Companies during the current fiscal year of the Lessee, did not generate ten percent (10%) or more of Consolidated EBITDA for the immediately preceding fiscal year of the Lessee;

provided that notwithstanding the foregoing, no transaction pursuant to clauses
(iii) or (iv) above shall be permitted if any Default or Event of Default exists at the time of such transaction or would exist as a result of such transaction.

                 (e) Investments, Loans, Etc. Make, permit or hold any Investments other than:

                 (i) Investments in the stock of Subsidiaries of the Lessee existing as of the Closing Date or existing as Subsidiaries of the Lessee immediately prior to the making of such Investment, and Investments in the form of loans and advances by the Lessee to any Subsidiary;

                 (ii) Investments in the stock or other assets of any other Person that is engaged in a business permitted by Section 5.2(j) hereof; provided, that after giving effect to such Investment and any Funded Debt incurred by the Lessee or such Subsidiary in connection with making such Investment, (x) the Lessee is and will be in compliance with Section 5.1(h) hereof, and if the Investment is greater than $75,000,000, the Lessee has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Agent (based on the projected Fixed Charges or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Fixed Charges incurred as a result of the incurrence of any such Funded
         Debt) and the historical Consolidated EBIT (including the Consolidated EBIT of such Person)); (y) no other Default or Event of Default exists hereunder; and (z) as a result of such Investment, such Person becomes a Subsidiary of the Lessee;

                 (iii) marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

                 (iv) Investments received in settlement of Indebtedness created in the ordinary course of business, and the endorsement of negotiable instruments in the ordinary course of business;

                 (v) commercial paper issued by corporations, each of which has a consolidated net worth of not less than $500,000,000, and conducts a substantial portion of its business in the United States of America, maturing no more than 365 days from the date of acquisition thereof and having as at any date of determination a rating of P-1, P-2 or P-3 from Standard & Poor's or a rating of A-1, A-2 or A-3 from Moody's;

                 (vi) money market or similar depository accounts, certificates of deposit or bankers acceptances, in each case redeemable upon demand or maturing within one year from the date of acquisition thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, provided (x) each such bank has at any date of determination combined capital and surplus of not less than $1,000,000,000 and a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or a long-term deposit rating of at least A issued by Standard & Poor's or at least A issued by Moody's, (y) the aggregate amount of all such certificates of deposit issued by such bank are fully insured at all times by the Federal Deposit Insurance Company;

                 (vii) Loans and advances to officers and employees of the Consolidated Companies made in the ordinary course of business, including, without limitation, loans to executives for the purchase of stock of the Lessee pursuant to a program established by the Board of Directors or a committee thereof from time to time in an amount not to exceed $15,000,000;

                 (viii) Investments in joint ventures in an aggregate amount during any fiscal year of the Lessee not to exceed an amount equal to ten percent (10%) of the Lessee's Consolidated Net Worth as of the end of the immediately preceding fiscal year of the Lessee; and

                 (ix)     Investments (other than those permitted by paragraphs
         (i) through (viii) above) in an aggregate amount during any fiscal year of the Lessee not to exceed an amount equal to five (5%) percent of the Lessee's Consolidated Net Worth as of the end of the immediately preceding fiscal year of the Lessee.

                 (f) Sale and Leaseback Transactions. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

                 (g) Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a Subsidiary that is directly or indirectly wholly owned by the Lessee), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm's-length transaction with a Person other than an Affiliate; and

                 (h) ERISA. (i) Take or fail to take any action with respect to any Plan maintained or contributed to by any Consolidated Company or, with respect to its ERISA Affiliates, any Plans which are subject to Title IV of ERISA or to continuation health care requirements for group health plans under
Section 4980B of the Tax Code, including without limitation (1) establishing any such Plan, (2) amending any such Plan (except where required to comply with applicable law), (3) terminating or withdrawing from any such Plan, or (4) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any such Plan, or any unfunded liabilities under any Foreign Plan, without first obtaining the written approval of the Required Lenders, where such actions or failures could result in a Material Adverse Effect; or

         (ii) Permit a Plan or Foreign Plan maintained or contributed to by a Consolidated Company or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:

                 (1) to fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan or Foreign Plan under applicable law, the terms of such Plan or Foreign Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

                 (2) to be terminated or the subject of termination proceedings under applicable law or the terms of such Plan or Foreign Plan; or

                 (3) to require a Consolidated Company to provide security under applicable law, the terms of such Plan or Foreign Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

                 (4) to result for any reason, in a liability (including without limitation, withdrawal liability) to a Consolidated Company under applicable law, the terms of such Plan or Foreign Plan, or Title IV of ERISA;

if the result from any such failure, waiver, termination or other event a liability to the PBGC (or any similar Person with respect to any Foreign Plan), a Plan or any other Person that would have a Materially Adverse Effect.

                 (i) Additional Negative Pledges. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Consolidated Company, other than the prohibitions and restrictions contained in this Agreement.

                 (j) Changes in Business. Enter into any business which is substantially different from that presently conducted by the Consolidated Companies taken as a whole immediately prior to the SpinOff from Equifax, which includes providing risk management and fraud prevention information and related technology solutions to the property and casualty insurance industry, life and health insurance industry and other industries, (including, without limitation, (1) providing automated and traditional underwriting and claim information services to assist U.S. insurance companies in assessing the insurability of individuals and property and the validity of insurance claims, (2) providing background investigations, (3) performing paramedical exams, (4) furnishing access to motor vehicles reports, (5) maintaining a database of claims histories, (5) providing claim verification and investigative services to both the property and casualty and the life and health insurance markets, (6) providing pre-employment background investigations, pre-employment and regulatory compliance drug testing services and public record information to other corporate and government organizations), unless such business is a strategic extension of the business of the Consolidated Companies immediately prior to the SpinOff.

                 (k) Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions to the Lessee or any other Subsidiary on such Consolidated Company's stock, provided that this provision shall not affect CBD/Infotek's payment of dividends or distributions on its stock to Lessee, or (ii) pay any indebtedness owed to the Lessee or any other Consolidated Company, or (iii) transfer any of its property or assets to the Lessee or any other Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents or the Operative Documents.

                 (l) Changes in Fiscal Year. Change the calculation of the fiscal year of the Lessee.

         SECTION 5.3 Environmental Notices. Upon becoming aware of such matters, the Lessee shall furnish to the Funding Parties and the Agent prompt written notice of all Environmental Liabilities, pending or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing, in each case if the same would have a Material Adverse Effect.

         SECTION 5.4 Environmental Matters. Except as set forth in Schedule 5.14, as revised from time to time, neither the Lessee nor any Consolidated Subsidiary will, and the Lessee will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Laws in each case where the failure to comply would not have a Material Adverse Effect.

         SECTION 5.5 Environmental Release. The Lessee agrees that upon the occurrence of an Environmental Release at or on any of the Properties owned by it or any Consolidated Subsidiary, it will take appropriate action required by applicable law, except in such cases where the failure to take such action would not have a Material Adverse Effect.

         SECTION 5.6 Further Assurances. Upon the written request of the Lessor or the Agent, the Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents, to be recorded or filed at such places and times in such manner, as may be necessary to preserve, protect and perfect the interest of the Lessor, the Agent, the Lease Participant and the Lenders in the related Leased Property as contemplated by the Operative Documents.

         SECTION 5.7 Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof, an appraisal of all or any of the Leased Property is required during the Lease Term under Applicable Law with respect to any Funding Party's interest therein, such Funding Party's Funded Amount with respect thereto or the Operative Documents, then the Lessee shall pay the reasonable cost of such appraisal.

                                   SECTION 6
                        TRANSFERS BY LESSOR AND LENDERS

         SECTION 6.1 Lessor Transfers. The Lessor shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under any Leased Property (except pursuant to the Lease Participation Agreement and Article V of the Lease) or any of the Operative Documents without the prior written consent of the Lenders and the Lessee, which consent shall not be unreasonably withheld, provided that the Lessor may make any such assignment, conveyance or transfer to any other Funding Party or any Affiliate of any Funding Party, without such consent and provided further that such assignee is not a special purpose entity, has substantial activities other than the leasing of the Leased Property to the Lessee, and has substantial assets other than its rights to the Leased Property, and, if such assignee is not a United States citizen or resident (or the assignee is filing as a foreign corporation, partnership, estate or trust), such assignee shall deliver to the Agent and the Lessee Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service. Any proposed transferee of the Lessor shall make the representation set forth in Section 4.2(b) to the other parties hereto.

         SECTION 6.2 Loan Agreement; Lender Transfers. The Lessor may enter into the Loan Agreement with a Lender or Lenders who are Eligible Assignees and would qualify as an assignee of a Lender under this Section 6.2. No Lender may grant participations in its Commitment or sell Loans or participations in its Loan and Commitment to any Person (other than an Affiliate) without the prior written consent of the Lessee, which consent shall not be unreasonably withheld. Any approved participation buyer shall not receive voting or waiver rights except with respect to postponing maturities, decreasing interest rates, releasing all or substantially all of the collateral or increasing principal amounts. Assignments will be permitted only with the prior written consent of the Lessee and the Agent, which consent shall not be unreasonably withheld, obtained at least 14 days prior to any proposed assignment, and the payment of a processing fee of $2,500 by the assignor or assignee Lender (as agreed between such Persons) to the Agent. Any such assignment shall be to an Eligible Assignee, shall be of an amount not less than $5,000,000, and if the assignee is not a United States citizen or resident (or the assignee is filing as a foreign corporation, partnership, estate or trust), the assignee shall deliver to the Agent, the Lessor and the Lessee Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service. Assignments shall be evidenced by an assignment and assumption agreement in substantially the form set forth as Exhibit J.


                                   SECTION 7
                                INDEMNIFICATION

         SECTION 7.1 General Indemnification. The Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to any Closing Date or after the Lease Termination Date, in any way relating to or arising out of:

                 (a) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof; or

                 (b) any Land, any Building or any part thereof or interest therein;

                 (c) the purchase, design, construction, preparation, installation, inspection, delivery, non- delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in any Leased Property or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (1) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Leased Property or any part thereof, (4) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to any Leased Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement, (6) Claims arising from any public improvements with respect to any Leased Property resulting in any charge or special assessments being levied against any Leased Property or any Claim for utility "tap-in" fees, and (7) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on any Land, Building or Leased Property;

                 (d) the offer, issuance, sale or delivery of the Notes by the Lessee;

                 (e) the breach or alleged breach by the Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

                 (f) the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Master Agreement, or the incurring of any fees or commissions to which the Lessor, the Agent, the

         Lease Participant or any Lender might be subjected by virtue of their entering into the transactions contemplated by this Master Agreement;

                 (g) the existence of any Lien on or with respect to any Leased Property, the Construction, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee, except in all cases the Liens listed as items (a) and (b) in the definition of Permitted Liens;

                 (h) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code; or

                 (i) any act or omission by the Lessee under any Purchase Agreement or any other Operative Document, and any breach of any requirement, condition, restriction or limitation in any Deed;

(the foregoing being collectively called the "Indemnified Risks"); provided, however, that no Indemnitee shall be entitled to indemnity (or any other payment or reimbursement) for any Indemnified Risks to the extent such Indemnified Risks result from or arise out of one or more of the following (collectively, "Excepted Claims"): (1) any representation or warranty by such Indemnitee in the Operative Documents being incorrect; (2) the willful misconduct or gross negligence of, or the violation of any law, rule or regulation binding upon such Indemnitee unless such violation was caused by some performance or nonperformance on the part of the Lessee; (3) the failure on the part of the Lessor or the Agent to distribute in accordance with this Agreement or any other Operative Document any amounts received and distributable by it under the Operative Documents; (4) claims arising from Liens (other than Permitted Liens) created by any Indemnitee or anyone claiming by, through or under any Indemnitee and are not related to the transactions contemplated by the Operative Documents or are voluntarily created or granted in violation of the terms of the Operative Documents (in each case other than through the acts or omissions of the Lessee whether or not in its capacity as the Lessee or as the Construction Agent); (5) the voluntary transfer by any Indemnitee, other than in accordance with the Operative Documents or in connection with the exercise of rights, powers or remedies under any of the Operative Documents, of any Leased Property or any interest therein; or (6) claims from any acts or omissions occurring after the latest of the Lease Termination Date, the sale of the Leased Property to a Person not affiliated with the Lessee pursuant to the Lease, the termination of the obligations of the Lessee under the Construction Agency Agreement, or the final indefeasible repayment to the Funding Parties in full of the Lease Balance. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, any Lease or any other Operative Document.

         SECTION 7.2 Environmental Indemnity. In addition to and without limitation of Section 7.1, the Lessee agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of any Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses actually incurred in connection therewith (including, but not limited to, reasonable attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of

                 (i) the presence on or under any Land of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto any Land,

                 (ii) any activity, including, without limitation, construction, carried on or undertaken on or off any Land, and whether by the Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of the Lessee or any predecessor in title, or any other Person, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any

         Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any Land,

                  (iii) loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case to the extent related to any Leased Property,

                 (iv) any claim concerning any Leased Property's lack of compliance with Environmental Laws, or any act or omission causing an environmental condition on or with respect to any Leased Property that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or

                 (v) any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or from any Leased Property; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;

in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur

                 (w)  prior to or during the Lease Term,

                 (x) at any time during which the Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses any Leased Property or any portion thereof,

                 (y) during any period after and during the continuance of any Event of Default or

                 (z) during any period of up to three years following the date an Indemnitee takes possession of any Leased Property and during which such Indemnitee retains such possession;

provided, however, the Lessee shall not be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee; and provided, further, with respect to matters arising or occurring within the period described in (z) above, that the Lessee also shall not be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from the simple negligence of such Indemnitee. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

      SECTION 7.3 Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of
Section 7.1 or 7.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Lessee of the commencement thereof, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee's choice at the Lessee's expense; and provided further that the Lessee may assume and control the defense of such proceeding only if the Lessee shall have acknowledged in writing its obligations to fully indemnify such Indemnitee in respect of such action, suit or proceeding, the Lessee shall pay all reasonable costs and expenses related to such action, suit or proceeding as and when incurred and the Lessee shall keep such Indemnitee fully apprised of the status of such action suit or proceeding and shall provide such Indemnitee with all information with respect to such action suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any material risk of material civil liability on such Indemnitee or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any

Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

         If the Lessee fails to fulfill the conditions to the Lessee's assuming the defense of any claim on or prior to the date that is 15 days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at the Lessee's expense. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under
Section 7.1 or 7.2 with respect to such Claim.

         Upon payment in full of any Claim by the Lessee pursuant to Section
7.1 or 7.2 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are reasonably necessary or advisable to enable the Lessee vigorously to pursue such claims.

         Any amount payable to an Indemnitee pursuant to Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon, but in no event later than 30 days after, receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         If for any reason the indemnification provided for in Section 7.1 or
7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then the Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by the Lessee on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

         SECTION 7.4 General Tax Indemnity. (a) Tax Indemnity. Except as otherwise provided in this Section 7.4, the Lessee shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as "Taxes" and individually as a "Tax" (for the purposes of this Section 7.4, the definition of "Taxes" includes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document)) imposed on or with respect to any Tax Indemnitee, the Lessee, any Leased Property or any portion thereof or any Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of any Leased Property or the imposition of any

Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon, (ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to any Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to the Notes, or any other Operative Documents, (iv) any Leased Property, any Land or any part thereof or any interest therein (including, without limitation, all assessments payable in respect thereof, including, without limitation, all assessments noted on the related Title Policy), (v) all or any of the Operative Documents, any other documents contemplated thereby, any amendments and supplements thereto, and (vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents.

                 (b) Exclusions from General Tax Indemnity. Section 7.4(a) shall not apply to:

                          (i) Taxes on, based on, or measured by or with respect to net income of the Lessor, the Lease Participant and the Lenders (including, without limitation, minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property Taxes, and (B) withholding Taxes imposed by the United States or any state in which Leased Property is located (i) on payments with respect to the Notes, to the extent imposed by reason of a change in Applicable Law occurring after the date on which the holder of such Note became the holder of such Note or (ii) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Funded Amounts;

                          (ii) Taxes on, based on, or in the nature of or measured by Taxes on doing business, business privilege, franchise, capital, capital stock, net worth, or mercantile license or similar taxes other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state in which Leased Property is located, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase would not have occurred if on each Funding Date the Lessor, the Lease Participant and the Lenders had advanced funds to the Lessee in the form of loans secured by the Leased Property in an amount equal to the Funded Amounts funded on such Funding Date, with debt service for such loans equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loans in a total amount equal to the Funded Amounts at the end of the Lease Term, or (B) any Taxes that are or are in the nature of sales, use, rental, license or property Taxes;

                          (iii) Taxes that are based on, or measured by, the fees or other compensation received by a Person acting as Agent (in its individual capacities) or any Affiliate of any thereof for acting as trustee under the Loan Agreement or the Lease Participation Agreement;

                          (iv) Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earliest of (A) the expiration of the Lease Term with respect to any Leased Property and, if such Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and
         (B) the discharge in full of the Lessee's obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to any Leased Property and all other amounts due under the Lease, unless such Taxes relate to acts, events or matters occurring prior to the earliest of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

                          (v) Taxes imposed on a Tax Indemnitee that result from any voluntary sale, assignment, transfer or other disposition by such Tax Indemnitee or any related Tax Indemnitee of any interest in any Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents, or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the property by the Lessee, (B) any sale or transfer resulting from the exercise by the Lessee of any termination option, any purchase option or sale option, (C) any sale or transfer while an Event of Default shall have occurred and be continuing under the Lease, and (D) any sale or transfer resulting from the Lessor's exercise of remedies under the Lease;

                          (vi) any Tax which is being contested in accordance with the provisions of Section 7.4(c), during the pendency of such contest;

                          (vii) any Tax that is imposed on a Tax Indemnitee as a result of such Tax Indemnitee's gross negligence or willful misconduct (other than gross negligence or willful misconduct imputed to such Tax Indemnitee solely by reason of its interest in any Leased Property);

                          (viii) any Tax that results from a Tax Indemnitee engaging, with respect to any Leased Property, in transactions other than those permitted by the Operative Documents;

                          (ix) to the extent any interest, penalties or additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return that it is required to file in a proper and timely manner, unless such failure (A) results from the transactions contemplated by the Operative Documents in circumstances where the Lessee did not give timely notice to such Tax Indemnitee (and such Tax Indemnitee otherwise had no actual knowledge) of such filing requirement that would have permitted a proper and timely filing of such return, or (B) results from the failure of the Lessee to supply information necessary for the proper and timely filing of such return that was not in the possession of such Tax Indemnitee; and

                          (x) any Tax that results from the breach by the Lessor of its representation and warranty made in Section 4.2(b) or the breach of any Lender of its representation and warranty made in
         Section 4.3(b).

                 (c) Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4 may be payable, such Tax Indemnitee shall promptly notify the Lessee. The Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desire to, assume and control the defense thereof; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Tax Indemnitee in respect of such action, suit or proceeding if the contest is unsuccessful; and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of the Lessee, on behalf of the Lessee with representatives reasonably satisfactory to the Lessee) if and to the extent that, (A) in the reasonable opinion of such Tax Indemnitee, such action, suit or proceeding (x) involves any meaningful risk of imposition of criminal liability or any material risk of material civil liability on such Tax Indemnitee or (y) will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Tax Indemnitees in respect to such risk, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Tax Indemnitee have been unable to sever from the indemnified claim(s), (C) an Event of Default has occurred and is continuing, (D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the Transaction and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessee or (E) such action, suit or proceeding involves the federal or any state income tax liability of the Tax Indemnitee. With respect to any contests controlled by a Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if the Lessee shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Tax Indemnitee and reasonably satisfactory to the Lessee stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful, provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

         Each Tax Indemnitee shall at the Lessee's expense supply the Lessee with such information and documents in such Tax Indemnitee's possession reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 7.4. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 7.4 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified under this Section 7.4 with respect to such Claim.

         Notwithstanding anything contained herein to the contrary, (a) a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 7.4 with respect to such claim (and any related claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and (b) no Tax Indemnitee shall be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless there has been a change in law which in the opinion of Tax Indemnitee's counsel creates substantial authority for the success of such contest. Each Tax Indemnitee and the Lessee shall consult in good faith with each other regarding the conduct of such contest controlled by either.

                 (d) Reimbursement for Tax Savings. If (x) a Tax Indemnitee shall obtain a credit or refund of any Taxes paid by the Lessee pursuant to this Section 7.4 or (y) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the Lessee pursuant to this Section 7.4, such Tax Indemnitee at any time realizes a reduction in any Taxes for which the Lessee is not required to indemnify such Tax Indemnitee pursuant to this Section 7.4, which reduction in Taxes was not taken into account in computing such payment by the Lessee to or for the account of such Tax Indemnitee, then such Tax Indemnitee shall promptly pay to the Lessee (xx) the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or (yy) an amount equal to such reduction in Taxes, as the case may be; provided that no such payment shall be made so long as an Event of Default shall have occurred and be continuing and, provided, further, that the amount payable to the Lessee by any Tax Indemnitee pursuant to this Section 7.4(d) shall not at any time exceed the aggregate amount of all indemnity payments made by the Lessee under this Section 7.4 to such Tax Indemnitee with respect to the Taxes which gave rise to the credit or refund or with respect to the Tax which gave rise to the reduction in Taxes less the amount of all prior payments made to the Lessee by such Tax Indemnitee under this Section 7.4(d). Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the Lessee pursuant to this Section 7.4. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to the Lessee under this Section 7.4(d) shall be treated as a Tax for which the Lessee are obligated to indemnify such Tax Indemnitee hereunder without regard to Section 7.4(b) hereof.

                 (e)      Payments.  Any Tax indemnifiable under this Section
7.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 7.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to Section 7.4 shall be made to the Tax Indemnitee entitled thereto or the Lessor, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Master Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee are required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

                 (f) Reports. If the Lessee knows of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 7.4, the Lessee shall, if the Lessee is permitted by Applicable Law, timely file such report, return or statement (and, to the extent permitted by law, show ownership of the applicable Leased Property in the Lessee); provided, however, that if the Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, the Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, prepare such report, return or statement for filing by such Tax Indemnitee or, if such Tax Indemnitee so requests, provide such Tax Indemnitee with such information as is reasonably available to the Lessee.

                 (g) Verification. At the Lessee's request, the amount of any indemnity payment by the Lessee or any payment by a Tax Indemnitee to the Lessee pursuant to this Section 7.4 shall be verified and certified by an independent public accounting firm selected by the Lessee and reasonably acceptable to the Tax Indemnitee. Unless such verification shall disclose an error in the Lessee's favor of 5% or more, the costs of such verification shall be borne by the Lessee. In no event shall the Lessee have the right to review the Tax Indemnitee's tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification. The Tax Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit it to accomplish such verification, provided that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Master Agreement and that matters of interpretation of this Master Agreement are not within the scope of the independent accounting firm's responsibilities.

                 SECTION 7.5 Interest Rate Not Ascertainable, etc. In the event that the Agent shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining LIBOR for any Rent Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Agent's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR then, and in any such event, the Agent shall forthwith give notice (by telephone confirmed in writing) to the Lessee and to the other Funding Parties, of such determination and a summary of the basis for such determination. Until the Agent notifies the Lessee that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the other Funding Parties to make or permit portions of the Funded Amounts to remain outstanding past the last day of the then current Rent Periods as LIBOR Advances shall be suspended, and such affected LIBOR Advances shall bear interest or accrue yield, as the case may be, at the Alternative Rate (or at such other rate of interest per annum as the Lessee and each of the Agent and the other Funding Parties shall have agreed to in writing).

                 SECTION 7.6  Illegality.

                 (a) In the event that any Funding Party shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBOR Advance has become unlawful by compliance by such Funding Party in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Funding Party shall give prompt notice (by telephone confirmed in writing) to the Lessee and to the Agent of such determination and a summary of the basis for such determination (which notice the Agent shall promptly transmit to the other Funding Parties).

                 (b) Upon the giving of the notice to the Lessee referred to in subsection (a) above, (i) the Lessee's right to request and such Funding Party's obligation to make LIBOR Advances shall be immediately suspended, and such Funding Party shall make an Advance as part of the requested Funding of LIBOR Advances, bearing interest or yield at the Alternative Rate (or at such other rate of interest per annum as the Lessee and each of the Agent and the Funding Parties shall have agreed to in writing), which Alternative Rate Advance shall, for all other purposes, be considered part of such Funding and
(ii) if the affected LIBOR Advance or Advances are then outstanding, Lessee shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the Agent and the affected Funding Party, convert each such LIBOR Advance into a Funded Amount bearing interest or yield at the Alternative Rate, provided that if more than one Funding Party is affected at any time, then all affected Funding Parties must be treated the same pursuant to this Section 7.6(b).

                 SECTION 7.7  Increased Costs.

                 (a) (i) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                          (1) any Funding Party (or its applicable Funding Office) shall be subject to any tax, duty or other charge with respect to its LIBOR Advances, or its obligation to make LIBOR Advances, or the basis of taxation of payments to any Lender of the principal of or interest on its LIBOR Advances or its obligation to make LIBOR Advances shall have changed (except for changes in the tax on the overall net income of such Funding Party or its applicable Funding Office imposed by the jurisdiction in which such Funding Party's principal executive office or applicable Funding Office is located); or

                          (2) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Funding Party's applicable Funding Office shall be imposed or deemed applicable or any other condition affecting its LIBOR Advances, or its obligation to make LIBOR Advances shall be imposed on any Funding Party or its applicable Funding Office or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Funding Party of agreeing to make or making, funding or maintaining LIBOR Advances, or there shall be a reduction in the amount received or receivable by such Funding Party or its applicable Funding Office, or

         (ii) in the event that any Funding Party shall have determined that any law, treaty, governmental (or quasi- governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the initial Closing Date, or any change therein or in the interpretation or application thereof after the initial Closing Date, or compliance by such Funding Party with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the initial Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the ef-fect of reducing the rate of return on such Funding Party's capital as a consequence of its obligations hereunder to a level below that which such Funding Party could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Funding Party's policies with respect to capital adequacy) by an amount deemed by such Funding Party to be material;

then, in the case of (i) or (ii) above, upon written notice from and demand by such Funding Party on the Lessee (with a copy of such notice and demand to the Agent), the Lessee shall pay to the Agent for the account of such Funding Party within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Funding Party against such increased cost or reduced yield. A certificate as to the amount of such increased cost or reduced yield submitted to the Lessee and the Agent by such Funding Party in good faith and accompanied by a statement prepared by such Funding Party describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

                 In addition, if at any time a LIBOR Reserve Percentage greater than 0% is imposed on any Funding Party, the Lessee shall pay to such Funding Party additional interest or yield on the unpaid principal amount of the LIBOR Advances of such Funding Party until such principal amount is paid in full at an interest rate per annum equal at all times to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable LIBOR for such LIBOR Advance for such Interest Period by (ii) 1.00 minus the LIBOR Reserve Percentage, payable on each date on which interest is payable on such LIBOR Advance. Such additional interest, if any, shall be determined by such Funding Party and notified to the Lessee through the Agent.

                 (b) If any Funding Party shall advise the Agent that at any time, because of the circumstances described in clauses (x) or (y) in
Section 7.7(a) or any other circumstances beyond such Funding Party's reasonable control arising after the date of this Agreement affecting such Funding Party or the London interbank market or such Funding Party's position in such markets, LIBOR as determined by the Agent, will not adequately and fairly reflect the cost to such Funding Party of funding its LIBOR Advances, then, and in any such event:

                          (i) the Agent shall forthwith give notice (by telephone confirmed in writing) to the Lessee and to the other Funding Parties of such advice;

                          (ii) the Lessee's right to request and such Funding Party's obligation to make or permit portions of the Funded Amounts to remain outstanding past the last day of the then current Rent Periods as LIBOR Advances shall be immediately suspended; and

                          (iii) such Funding Party shall make an Advance as part of the requested Funding of LIBOR Advances, as the case may be, bearing interest or accruing yield at the Alternative Rate (or at such other rate of interest per annum as the Lessee and each of the Agent and the Funding Parties shall have agreed to in writing), which Alternative Rate Advance shall, for all other purposes, be considered part of such Funding.

                 (c) Funding Party shall make written demand on the Lessee for indemnification or compensation pursuant to this Section 7.7 no later than 60 days after the event giving rise to the claim for indemnification or compensation occurs. In the event that any Funding Party fails to give the Lessee notice within the time limitations prescribed in the foregoing sentence, the Lessee shall not have any obligation to pay such claim for compensation or indemnification.

                 SECTION 7.8  Funding Offices.

                 (a) Each Funding Party agrees that, if requested by the Lessee, it will use reasonable efforts (subject to overall policy considerations of such Funding Party) to designate an alternate Funding Office with respect to any of its LIBOR Advances affected by the matters or circumstances described in Sections 7.5, 7.6, or 7.7 to reduce the liability of the Lessee or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Funding Party as determined by such Funding Party, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section
7.8 shall affect or postpone any of the obligations of the Lessee or any right of any Funding Party provided hereunder.

                 (b) If any Funding Party that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) issues a public announcement with respect to the closing of its lending offices in the United States such that any withholdings or deductions or additional payments with respect to Taxes may be required to be made by the Lessee thereafter pursuant to Section 7.4, such Funding Party shall use reasonable efforts to furnish the Lessee notice thereof as soon as practicable thereafter; provided, however, that no delay or failure to furnish such notice shall in any event release or discharge the Lessee from its obligations to such Funding Party pursuant to
Section 7.4 or otherwise result in any liability of such Funding Party.

                 SECTION 7.9 Funding Losses. The Lessee shall compensate each Funding Party, upon its written request to the Lessee (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Funding Party to lenders of funds borrowed by it to make or carry its Funded Amounts), in either case to the extent not recoverable by such Funding Party in connection with a re-employment of such funds and including loss of anticipated profits, which the Funding Party may sustain: (i) if for any reason (other than a default by such Funding Party) a Funding does not occur on the date specified therefor in a Funding Request or Payment Date Notice (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions pursuant to Section 7.6(b)) of any Funding occurs on a date which is not the last day of a Rent Period applicable thereto, or (iii) if, for any reason, the Lessee defaults in its obligation to repay its Rent when required by the terms of the Operative Documents. In no circumstance will Lessee be responsible for losses (other than administrative costs) where interest rates have increased as of the date of determination of funding losses hereunder.

                 SECTION 7.10 Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to a Funding Party shall be made as though that Funding Party had actually funded its relevant LIBOR Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Advances in an amount equal to the amount of the LIBOR Advances and having a maturity comparable to the relevant Rent Period and through the transfer of such LIBOR Advances from an offshore office of that Funding Party to a domestic office of that Funding Party in the United States of America; provided however, that each Funding Party may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under the Operative Documents.

         SECTION 7.11 End of Term Indemnity. In the event that at the end of the Lease Term for a Leased Property: (i) the Lessee elects the option set forth in Section 14.6 of the Lease, and (ii) after the Lessor receives the sales proceeds from such Leased Property under Section 14.6 or 14.7 of the Lease, together with the Lessee's payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then, within 90 days after the end of the Lease Term, the Lessor or the Agent may obtain, at the Lessee's sole cost and expense, a report from the Appraiser (or, if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Agent, as the case may be, and approved by the Lessee, such approval not to be unreasonably withheld) in form and substance satisfactory to the Lessor and the Agent (the "Report") to establish the reason for any decline in value of such Leased Property from the Lease Balance. The Lessee shall promptly reimburse the Lessor for the amount equal to such decline in value to the extent that the Report indicates that such decline was due to

                 (w) extraordinary use, failure to maintain, to repair, to restore, to rebuild or to replace, failure to comply with all Applicable Laws, failure to use, workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement, or any other cause or condition within the power of the Lessee to control or effect resulting in the Building failing to be an office, store or warehouse of the type and quality contemplated by the Appraisal (excepting in each case ordinary wear and tear), or

                 (x) any Alteration made to, or any rebuilding of, the Leased Property or any part thereof by the Lessee, or

                 (y) any restoration or rebuilding carried out by the Lessee or any condemnation of any portion of the Leased Property pursuant to
         Article X of the Lease, or

                 (z) any use of such Leased Property or any part thereof by the Lessee other than as permitted by the Lease, or any act or omission constituting a breach of any requirement, condition, restriction or limitation set forth in the related Deed or the related Purchase Agreement.

                                   SECTION 8
                                 MISCELLANEOUS

         SECTION 8.1 Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Master Agreement and any of the Operative Documents, the transfer of any Land to the Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of the Lessor in any Leased Property, the purchase and sale of the Notes, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

         SECTION 8.2 Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be addressed to such parties at the addresses therefor as set forth in Schedule 8.2, as such other address as any such party shall specify to the other parties hereto, and shall be deemed to have been given (i) the Business Day after being sent, if sent by overnight courier service; (ii) the Business Day received, if sent by messenger; (iii) the day sent, if sent by facsimile and confirmed electronically or otherwise during business hours of a Business Day (or on the next Business Day if otherwise sent by facsimile and confirmed electronically or otherwise); or (iv) three Business Days after being sent, if sent by registered or certified mail, postage prepaid.

         SECTION 8.3 Counterparts. This Master Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 8.4 Amendments. No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified with respect to the Lessee or any Funding Party, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Lessee, with the written agreement or consent of the Lessee, and (b) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Funding Parties, with the written agreement or consent of the Lessor and the Required Funding Parties; provided, however, that

                 (x)   notwithstanding the foregoing provisions of this
Section 8.4, the consent of each Funding Party affected thereby shall be required for any amendment, modification or waiver directly:

                 (i) modifying any of the provisions of this Section 8.4, changing the definition of "Required Funding Parties", or increasing the Commitment of such Funding Party;

                  (ii) amending, modifying, waiving or supplementing any of the provisions of Section 3 of the Loan Agreement or Section 3 of the Lease Participation Agreement or the representations of such Funding Party in Section 4.2 or 4.3 or the covenants of such Funding Party in
         Section 6 of this Master Agreement;

                 (iii) reducing any amount payable to such Funding Party under the Operative Documents or extending the time for payment of any such amount, including, without limitation, any Rent, any Funded Amount, any fees, any indemnity, the Leased Property Balance, the Lease Balance, any Funding Party Balance, Recourse Deficiency Amount, interest or Yield; or

                 (iv) consenting to any assignment of the Lease, releasing any of the collateral assigned to the Agent and the Lenders pursuant to any Mortgage and any Assignment of Lease and Rents (but excluding a release of any rights that the Lenders may have in any Leased Property, or the proceeds thereof as contemplated in the definition of "Release Date"), releasing the Lessee from its obligations in respect of the payments of Rent and the Lease Balance, releasing the Lessee from its obligations under the Operative Guaranty or the other Operative Documents or changing the absolute and unconditional character of any such obligation; and

                 (y) no such termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of the Lessor, the Lease Participant and the Lenders, be made to the Lease; and

                 (z) subject to the foregoing clauses (x) and (y), so long as no Event of Default has occurred and is continuing, the Lessor, the Agent, the Lease Participant and the Lenders may not amend, supplement, waive or modify any terms of the Loan Agreement, the Notes, the Mortgages and the Assignments of Lease and Rents without the consent of the Lessee (such consent not to be unreasonably withheld or delayed); the Lessor and the Lessee may not amend, supplement, waive or modify any terms of the Lease or any Security Agreement and Assignment without the consent of the Agent, the Lease Participant and the Lenders.

         SECTION 8.5 Headings, etc. The Table of Contents and headings of the various Articles and Sections of this Master Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

         SECTION 8.6 Parties in Interest. Except as expressly provided herein, none of the provisions of this Master Agreement is intended for the benefit of any Person except the parties hereto, the Lease Participant, and their respective successors and permitted assigns.

         SECTION 8.7 GOVERNING LAW. THIS MASTER AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         SECTION 8.8 Expenses. Whether or not the transactions herein contemplated are consummated, the Lessee agrees to pay, as Supplemental Rent, all actual, reasonable and documented out-of-pocket costs and expenses of the Lessor, the Lease Participant, the Agent and (other than in connection with the initial Closing Date) the Lenders in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the fees and disbursements of Mayer, Brown & Platt) and of the Lessor, the Agent, the Lease Participant and the Lenders in connection with the enforcement of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Lessor, the Agent, the Lease Participant and the Lenders actually incurred).

         SECTION 8.9 Severability. Any provision of this Master Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 8.10 Liabilities of the Funding Parties. No Funding Party shall have any obligation to any other Funding Party or to the Lessee with respect to the transactions contemplated by the Operative Documents except those obligations of such Funding Party expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Funding Party shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth. No Lease Participant or Lender shall have any obligation or duty to the Lessee, any other Funding Parties or any other Person with respect to the transactions contemplated hereby except to the extent expressly set forth in this Master Agreement or the Loan Agreement.

         SECTION 8.11 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

                 (i) submits for itself and its property in any legal action or proceeding relating to this Master Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Georgia sitting in Fulton County, Georgia, the courts of the United States of America for the Northern District of Georgia, and appellate courts from any thereof;

                  (ii) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Schedule 8.2 or at such other address of which the other parties hereto shall have been notified pursuant to Section 8.2; and

                 (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

         SECTION 8.12 Liabilities of the Agent. The Agent shall have no duty, liability or obligation to any party to this Master Agreement with respect to the transactions contemplated hereby except those duties, liabilities or obligations expressly set forth in this Master Agreement, the Lease Participation Agreement or the Loan Agreement, and any such duty, liability or obligations of the Agent shall be as expressly limited by this Master Agreement, the Lease Participation Agreement or the Loan Agreement, as the case may be.

        IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                  CHOICEPOINT INC., as the Lessee



                                  By: /s/ Doug C. Curling
                                     ----------------------------------
                                  Name Printed: Doug C. Curling
                                  Title: Executive Vice President and
                                         Chief Financial Officer

                                  SUNTRUST BANKS, INC., as Lessor

                                  By: /s/ RC Shufeldt
                                     ----------------------------------
                                  Name Printed: RC Shufeldt
                                  Title: Junior Vice President

                                  SUNTRUST BANK, ATLANTA, as Agent


                                  By: /s/ J. Christopher Deisley
                                     ----------------------------------
                                  Name Printed: J. Christopher Deisley
                                               ------------------------
                                  Title: First Vice President
                                        -------------------------------

                                  By: /s/ Kevin S. MacDonald
                                     ----------------------------------
                                  Name Printed: Kevin S. MacDonald
                                               ------------------------
                                  Title: Vice President
                                        -------------------------------

                                   APPENDIX A
                                       to
                            Master Agreement, Lease,
                  Loan Agreement, Construction Agency Agreement
                        and Lease Participation Agreement

                         DEFINITIONS AND INTERPRETATION


     A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

          (i) the singular number includes the plural number and vice versa;

          (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents;

          (iii) reference to any gender includes each other gender;

          (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

          (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

          (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision hereof;

          (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (ix) "or" is not exclusive; and

          (x) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

     B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

     C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Master Agreement shall prevail and control.

     D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

     E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

     "A Loan" means the A Percentage of Loans made by Lenders pursuant to the Loan Agreement and the Master Agreement.

     "A Note" is defined in Section 2.2 of the Loan Agreement.

     "A Percentage" means 80%.

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

     "Address" means with respect to any Person, its address set forth in
Schedule 8.2 to the Master Agreement or such other address as it shall have identified to the parties to the Master Agreement in writing.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with, such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

     "After-Tax Basis" means (a) with respect to any payment to be received by an Indemnitee (which, for purposes of this definition, shall include any Tax Indemnitee), the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of any current credits, deductions or other Tax benefits arising from the payment by the Indemnitee of any amount, including Taxes, for which the payment to be received is made) imposed currently on the Indemnitee by any Governmental Authority or taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received and (b) with respect to any payment to be made by any Indemnitee, the amount of such payment supplemented by a further payment or payments so that, after increasing such payment by the amount of any current credits or other Tax benefits realized by the Indemnitee under the laws of any Governmental Authority or taxing authority resulting from the making of such payments, the sum of such payments (net of such credits or benefits) shall be equal to the original payment to be made; provided, however, for the purposes of this definition, and for purposes of any payment to be made to either the Lessee or an Indemnitee on an after-tax basis, it shall be assumed that (i) federal, state and local taxes are payable at the highest combined marginal federal and state statutory income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) applicable to corporations from time to time and (ii) such Indemnitee or the Lessee has sufficient income to utilize any deductions, credits (other than foreign tax credits, the use of which shall be determined on an actual basis) and other Tax benefits arising from any payments described in clause (b) of this definition.

     "Agent" means SunTrust Bank, Atlanta, a Georgia banking corporation, in its capacity as agent under the Master Agreement, the Lease Participation Agreement and the Loan Agreement.

     "Aggregate Construction Costs" means the aggregate amount of all development, transaction and closing costs incurred by the Lessee, including all acquisition costs for any improvements and capitalized expenses, but excluding the purchase price of the Land.

     "Alterations" means, with respect to any Leased Property, fixtures, alterations, improvements, modifications and additions to such Leased Property.

     "Alternative Rate" means, for any period, an interest rate per annum equal to the rate of interest most recently announced by the Agent in Atlanta, Georgia from time to time as its prime lending rate (or other comparable reference rate) for calculating interest on certain loans, which need not be the lowest interest rate charged by such bank. If such prime lending rate or equivalent of such bank changes from time to time after the date hereof, the Alternative Rate shall be automatically increased or decreased, as the case may be, without notice to the Lessee as of the effective time of each change in such prime lending rate or equivalent.

     "Applicable Law" means all existing and future applicable laws (including Environmental Laws), rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of any Leased Property) and any restrictive covenant or deed restriction or easement of record affecting any Leased Property.

     "Applicable Margin" means the percentage designated on the chart set forth below based on Lessee's ratio of Funded Debt to Consolidated EBITDA, measured quarterly, effective in the first fiscal quarter immediately following the date of delivery of the Compliance Certificate to the Agent:

FUNDED DEBT TO
CONSOLIDATED                                                        APPLICABLE
EBITDA RATIO                                                           MARGIN
--------------                                                      ----------
Greater than or Equal to 3.0:1.0                                    0.625%

Less than 3.0:1.0 and Greater
  than or Equal to 2.5:1.0                                          0.50%

Less than 2.5:1.0 and Greater
  than or Equal to 2.0:1.0                                          0.425%

Less than 2.0:1.0                                                   0.35%

For purposes of the foregoing, (i) the Applicable Margin on the initial Closing Date is 0.35% and shall remain 0.35% through and including September 30, 1997 (by way of example, as of the first day of the third fiscal quarter of Lessee, the Applicable Margin shall be calculated based upon the ratio of Funded Debt to Consolidated EBITDA of the Lessee reported in the Compliance Certificate delivered by the Lessee for the first fiscal quarter of such fiscal year of Lessee); and (ii) if the Lessee fails to provide the Compliance Certificate and related financial statements required by Section 5.1 of the Master Agreement within the applicable time period set forth therein, the Applicable Margin shall be adjusted to 0.625% on the first day of the following fiscal quarter until such Compliance Certificate and related financial statements are delivered.

     "Appraisal" is defined in Section 3.1 of the Master Agreement.

     "Appraiser" means an MAI appraiser satisfactory to the Agent and the Lessor.

     "Architect" means with respect to any Leased Property the architect engaged in connection with the construction of the related Building, who may be an employee of the General Contractor for such Leased Property.

     "Architect's Agreement" means, with respect to any Leased Property, the architectural services agreement, if any, between the Lessee and the related Architect.

     "Assignment of Lease and Rents" means, with respect to any Leased Property, the Assignment of Lease and Rents, dated as of the related Closing Date, from the Lessor to the Agent, substantially in the form of Exhibit B to the Master Agreement.

     "Awards" means any award or payment received by or payable to the Lessor or the Lessee on account of any Condemnation or

Event of Taking (less the actual costs, fees and expenses incurred in the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment).

     "B Loan" means the B Percentage of Loans made by a Lender pursuant to the Loan Agreement and the Master Agreement.

     "B Note" is defined in Section 2.2 of the Loan Agreement.

     "B Percentage" means 20%.

     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended.

     "Base Term" means, with respect to any Leased Property, (a) the period commencing on the Initial Closing Date for the first parcel of Land acquired by the Lessor and ending on the tenth (10th) anniversary of such Closing Date or
(b) such shorter period as may result from earlier termination of the Lease as provided therein.

     "Basic Rent" means, for any Lease Term, the rent payable pursuant to
Section 3.1 of the Lease, determined in accordance with the following: each installment of Basic Rent payable on any Payment Date shall be in an amount equal to the sum of (A) the aggregate amount of Lender Basic Rent payable on such Payment Date, plus (B) the aggregate amount of Lessor Basic Rent payable on such Payment Date, in each case for the Leased Property or Properties that are then subject to the Lease.

     "Board of Directors", with respect to a corporation, means either the Board of Directors or any duly authorized committee of that Board which pursuant to the by-laws of such corporation has the same authority as that Board as to the matter at issue.

     "Building" means, with respect to any Leased Property, the buildings, structures and improvements located or to be located on the related Land, along with all fixtures used or useful in connection with the operation of such Leased Property, including, without limitation, all furnaces, boilers, compressors, elevators, fittings, pipings, connectives, conduits, ducts, partitions, equipment and apparatus of every kind and description now or hereafter affixed or attached or used or useful in connection with the Building, all equipment financed by the Lessor and/or the Lenders and the Lease Participants and all Alterations (including all restorations, repairs, replacements and rebuilding of such buildings, improvements and structures) thereto (but in each case excluding trade fixtures financed other than by the Lessor, the Lease Participant or the Lenders).

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in Atlanta, Georgia and, if the applicable Business Day relates to a LIBOR Advance, on which trading is not carried on by and between banks in the London interbank market.

     "Capital Stock" means, with respect to any Person, all capital stock of such Person, whether voting or nonvoting, including common stock and preferred stock of such Person.

     "Casualty" means an event of damage or casualty relating to all or part of any Leased Property that does not constitute an Event of Loss.

     "CDB/Infotek" means CDB/Infotek, a California corporation.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. and its implementing regulations and amendments.

     "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

     "Claims" means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, proceedings, settlements, utility charges, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever.

     "Closing Date" means, with respect to each parcel of Land, the date on which such Land is acquired by the Lessor and the initial Funding occurs with respect to such Land under the Master Agreement.

     "Commitment" means as to each Funding Party, its obligation to make Fundings as investments in each Leased Property, or to make Loans to the Lessor, or to fund a Lease Participation as the case may be, in an aggregate amount not to exceed at any one time outstanding the amount set forth for such Funding Party on Schedule 2.2 to the Master Agreement (as it may be adjusted from time to time pursuant to Section 6 of the Master Agreement).

     "Commitment Percentage" means as to any Funding Party, at a particular time, the percentage of the aggregate Commitments in effect at such time constituted by such Funding Party's Commitment, as such percentage is shown for such Funding Party on Schedule 2.2 to the Master Agreement (as it may be adjusted from time to time pursuant to Section 6 of the Master Agreement).

     "Completion Costs Payment", which is payable upon the occurrence of a Non-Completion Event, is an amount equal to the sum of (i) the acquisition cost of the Land, (ii) the aggregate amount of all Completion Costs, up to but not in excess of the Completion Costs Payment Limitation, and (iii) all Supplemental Rent and other amounts owing by the Lessee under the Operative Documents (other than any Completion Costs in excess of the Completion Costs Payment Limitation).

     "Completion Costs" means at any time the sum of (x) the aggregate amount of all development, transaction and closing costs, including all acquisition costs for any improvements and capitalized expenses, but excluding the purchase price of the Land, expended or incurred by the Lessee as of the time of a Non-Completion Event and which it will be necessary thereafter to expend in order to achieve Completion, plus (y) all Taxes thereon.

     "Completion Costs Payment Limitation" means an amount equal to 89% of the Aggregate Construction Costs.

     "Completion Date" with respect to any Leased Property means the Business Day on which the conditions specified in Section 3.5 of the Master Agreement have been satisfied with respect to such property.

     "Compliance Certificate" shall have the meaning set forth in Section 5.1 of the Master Agreement.

     "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to any Leased Property or any part thereof in, by or on account of any actual eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or any transfer in lieu of or in anticipation thereof, which in any case does not constitute an Event of Taking. A Condemnation shall be deemed to have "occurred" on the earliest of the dates that use, occupancy or title is taken.

     "Consolidated Companies" means, collectively, Lessee and all of its Subsidiaries.

     "Consolidated EBIT" means, for any fiscal period of Lessee, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income (Loss) and, to the extent deducted in determining such Consolidated Net Income (Loss), provisions for (i) taxes based on income and (ii) Consolidated Interest Expense, minus (B) any items of gain (or plus any items of loss) which were included in determining such Consolidated Net Income (Loss) and were (x) not realized in the ordinary course of business

(whether or not classified as "ordinary" by GAAP), (y) the result of any sale of assets, or (z) resulting from minority investments, together in the case of (x),
(y) or (z), any related provision for taxes included in Consolidated Net Income
(Loss) with respect thereto, plus (C) non-recurring non-cash charges, including without limitation, accruals related to any acquisition and earnouts incurred in connection with any acquisition to the extent not paid in cash.

     "Consolidated EBITDA" means, for any four fiscal-quarter period of Lessee, an amount equal to the sum of (A) Consolidated EBIT plus (B) depreciation and amortization expense to the extent deducted in determining Consolidated Net Income (Loss), plus (C) without duplication, the sum of the following items to the extent not included in Consolidated EBITDA for such period:

          (1) the net income (or net loss) for such four fiscal quarter period of any Person which became a Subsidiary during such period (a "New Subsidiary");

          (2) the net income (or net loss) derived during such four fiscal quarter period from any assets acquired by any Consolidated Company during such period ("New Assets");

          (3) the sum of (x) taxes based on income, (y) Consolidated Interest Expense and (z) depreciation and amortization expense, in each case to the extent deducted in determining net income of any New Subsidiary or derived from any New Assets during such four fiscal quarter period, minus any items of gain (or plus any items of loss) which were included in determining such net income and were (aa) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (bb) the result of any sale of assets, or (cc) resulting from minority investments, together in the case of (aa), (bb) or (cc), any related provision for taxes included in such net income with respect thereto; and

          (4) non-recurring non-cash charges of any New Subsidiary or derived from any New Assets during such four fiscal quarter period, including without limitation, accruals related to any acquisition and earnouts incurred in connection with any acquisition to the extent not paid in cash.

     "Consolidated EBITR" means, for any fiscal period of Lessee, an amount equal to the sum of Consolidated EBIT plus Consolidated Rental Expense for such period.

     "Consolidated Fixed Charges" means, for any fiscal period of Lessee, the sum of (A) Consolidated Interest Expense, plus (B)

Consolidated Rental Expense, plus (C) dividends and distributions on Capital Stock paid in cash during such fiscal period by Lessee or any other Consolidated Company, but excluding the one-time dividend paid by Lessee to Equifax as of the Spin-Off Date and any repurchases of Capital Stock of Lessee.

     "Consolidated Interest Expense" means, for any fiscal period of Lessee, total interest expense of the Consolidated Companies (including without limitation, interest expense attributable to capitalized leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income (Loss)" means, for any fiscal period of Lessee, the net income (or loss) of the Consolidated Companies for such period (taken as a single accounting period), but excluding therefrom (to the extent otherwise included therein) the income of any Consolidated Company to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Company of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation; provided that the foregoing exclusion shall not apply to CDB/Infotek so long as there is at least $1 of outstanding intercompany debt owed by CDB/Infotek to another Consolidated Company.

     "Consolidated Net Worth" means, as of any date of determination, shareholders' equity of Lessee, determined on a consolidated basis in conformity with GAAP.

     "Consolidated Rental Expense" shall mean, for any fiscal period of Lessee, the operating lease expense of the Consolidated Companies determined in accordance with GAAP for leases with an initial term greater than one year, as derived from the notes to Lessee's consolidated financial statements of the Consolidated Companies, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Lessee in its consolidated financial statements as of such date.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the

Lessee are treated as a single employer under Section 414 of the Code.

     "Construction" means, with respect to any Leased Property, the construction of the related Building pursuant to the related Plans and Specifications.

     "Construction Agency Agreement" means the Construction Agency Agreement, dated as of July 31, 1997, between the Lessee and the Lessor.

     "Construction Agent" means the Lessee in its capacity as construction agent pursuant to the Construction Agency Agreement.

     "Construction Conditions" means the conditions set forth in Section 3.5 of the Master Agreement.

     "Construction Contract" means, with respect to any Leased Property, that certain construction contract, if any, between the Lessee and a General Contractor for the construction of the related Building, provided that such contract shall be assigned by the Lessee to the Lessor, and such assignment shall be consented to by such General Contractor, pursuant to an assignment of such construction contract substantially in the form of the Security Agreement and Assignment set forth as Exhibit D to the Master Agreement.

     "Construction Force Majeure Event" means, with respect to any Leased
Property:

     (a)  an act of God arising after the related Closing Date, or

     (b) any change in any state or local law, regulation or other legal requirement arising after such Closing Date and relating to the use of the Land or the construction of a building on the Land, or

     (c) strikes, lockouts, labor troubles, unavailability of materials, riots, insurrections or other causes beyond the Lessee's control which prevents the Lessee from completing the Construction prior to the Scheduled Construction Termination Date and which could not have been avoided or which cannot be remedied by the Lessee through the exercise of all commercially reasonable efforts or the expenditure of funds and, in the case of (b) above, the existence or potentiality of which was not known to and could not have been discovered prior to such Closing Date through the exercise of due diligence by the Lessee.

     "Construction Land Interest" means each parcel of Land for which the Completion Date has not yet occurred.

     "Construction Term" means, with respect to any Leased Property, the period commencing on the related Closing Date and ending on the related Construction Term Expiration Date, or such shorter period as may result from earlier termination of the Lease as provided therein.

     "Construction Term Expiration Date" means, with respect to any Leased Property, the earlier of the following:

     (a)  the related Completion Date, and

     (b)  the related Scheduled Construction Termination Date.

     "Contractual Obligation" of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

     "Deed" means, with respect to any Land, a General Warranty Deed, dated the applicable Closing Date, from the applicable Seller to the Lessor, conveying such Land.

     "Eligible Assignee" means any of the following: (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (iii) a commercial bank organized under the laws of any other country having total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (iv) a finance company, insurance company or other financial institution, lender or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of at least $100,000,000; (v) any Funding Party or any Affiliate of any Funding Party; or (vi) any other Person consented to by the Lessee and the Agent, such consent not unreasonably to be withheld.

     "Environmental Audit" means, with respect to each parcel of Land, a Phase I Environmental Assessment, which meets or exceeds ASTM Standard E1527-97 and is dated no more than 60 days prior to the related Closing Date, by an environmental services firm satisfactory to the Funding Parties.

     "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Law.

     "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Lessee or any Consolidated Subsidiary required by any Environmental Law.

     "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Law, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Law, whether or not incorporated in a judgment, decree or other.

     "Environmental Laws" means and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. Section Section 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section Section 9601-9657, (CERCLA), the Clean Air Act, 42 U.S.C. Section Section 7401 et seq., the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and any comparable or implementing federal, state or local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of any Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

     "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Law.

     "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Law, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any, violation of any Environmental Law or any investigations concerning any violation of any Environmental Law.

     "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Law.

     "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Law.

     "Environmental Releases" means releases as defined in CERCLA or under any applicable Environmental Law.

     "Equifax" means Equifax Inc., a Georgia corporation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

     "ERISA Affiliate" means, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

     "Event of Default" means any event or condition designated as an "Event of Default" in Article XII of the Lease.

     "Event of Loss" is defined in Section 10.1 of the Lease.

     "Event of Taking" is defined in Section 10.2 of the Lease.

     "Excepted Claims" is defined in Section 7.1 of the Master Agreement.

     "Executive Officer" means, with respect to any Person, Chief Executive Officer, President, Chief Financial Officer, the Chief Legal Officer, the Treasurer, any Assistant Treasurer and any Person holding comparable offices or duties.

     "Fair Market Rental Value" means, with respect to any Leased Property, the fair market rental value as determined by an independent appraiser chosen by the Lessor that would be obtained in an arm's-length lease between an informed and willing lessee and an informed and willing lessor, in either case under no compulsion to lease, and neither of which is related to the Lessor or Lessee for the lease of such Leased Property on the terms set forth, or referred to, in the Lease. Such fair market rental value shall be calculated as the value for the use of such Leased Property to be leased in place at the Land, assuming, in the determination of such fair market rental value, that such Leased Property is in the condition and repair required to be maintained by the terms of the related Lease (unless such fair market rental value is being determined for the purposes of

Section 13.1 of the Lease and except as otherwise specifically provided in the Lease, in which case this assumption shall not be made).

     "Fair Market Sales Value" means, with respect to any Leased Property or any portion thereof, the fair market sales value as determined by an independent appraiser chosen by the Lessor or, so long as the Funded Amounts are outstanding, the Agent that would be obtained in an arm's-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to the Lessor or Lessee, for the purchase of such Leased Property. Such fair market sales value shall be calculated as the value for the use of such Leased Property, assuming, in the determination of such fair market sales value, that such Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market sales value is being determined for purposes of Section 13.1 of the Lease and except as otherwise specifically provided in the Lease or the Master Agreement, in which case this assumption shall not be made).

     "Final Rent Payment Date" with respect to any Leased Property is defined in
Section 13.1(e) of the Lease.

     "Fiscal Quarter" means any fiscal quarter of the Lessee.

     "Fiscal Year" means any fiscal year of the Lessee.

     "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter of Lessee, the ratio of (A) Consolidated EBITR to (B) Consolidated Fixed Charges, in each case calculated with respect to the immediately preceding four fiscal quarters ending on such date.

     "Foreign Plan" means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

     "Foreign Subsidiary" means each Consolidated Company that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

     "Funded Amount" means, as to the Lessor, the Lessor's Invested Amounts, and, as to each Lender, the outstanding principal of such Lender's Loans.

     "Funded Debt" means all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, capitalized leases, outstandings under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments, including any current maturities of the foregoing, which by its terms matures more than one year from the date of any calculation thereof or which is renewable or extendable at the option of the obligor to a date beyond one year from such date. The calculation of Funded Debt shall include (i) all Funded Debt of the Consolidated Companies, plus (ii) all Funded Debt of other Persons to the extent guaranteed by a Consolidated Company, to the extent supported by a letter of credit issued for the account of a Consolidated Company, or as to which and to the extent which a Consolidated Company or its assets otherwise have become liable for payment thereof, plus
(iii) the redemption amount with respect to the stock of the Lessee required to be redeemed during the next succeeding twelve months at the option of the holder or its Subsidiaries. Notwithstanding the foregoing, "Funded Debt" shall exclude the Operative Documents and all operating lease obligations.

     "Funding" means any funding by the Funding Parties pursuant to Section 2.2 of the Master Agreement.

     "Funding Date" means collectively, each Closing Date and each other date during the Construction Term on which a Funding occurs under Section 2 of the Master Agreement.

     "Funding Office" means for each Funding Party the office such Funding Party may designate in writing from time to time to the Lessee and the Agent as its funding office.

     "Funding Parties" means the Lessor, the Agent, the Lease Participant and the Lenders, collectively.

     "Funding Party Balance" means, with respect to any Leased Property, (i) for the Lessor as of any date of determination, an amount equal to the sum of the outstanding related Lessor's Invested Amount (less the related Lease Participant Amount), all accrued and unpaid Yield on such outstanding related Lessor's Invested Amount (less the related Lease Participant Amount), all unpaid related fees owing to the Lessor under the Operative Documents, and all other related amounts owing to the Lessor by the Lessee under the Operative Documents, (ii) for the Lease Participant as of any date of determination, an amount equal to the sum of the outstanding related Lease Participant Amount, all accrued and unpaid Yield thereon, all unpaid related fees owing to the Lease Participant under the Operative Documents, and all other related amounts owing to the Lease Participant by the Lessee under the Operative Documents, and (iii) for any Lender as of any date of determination, an amount equal to the sum of the outstanding related Loans of such Lender, all accrued and unpaid interest thereon, all unpaid related fees owing to such Lender under the Operative Documents, and all other related amounts owing to such Lender by the Lessee under the Operative Documents.

     "Funding Request" is defined in Section 2.2 of the Master Agreement.

     "Funding Termination Date" means January 31, 1999.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

     "General Contractor" means with respect to any Leased Property the general contractor under the related Construction Contract as may be selected by the Lessee.

     "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law and shall include, without limitation, all citings, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of any Leased Property.

     "Governmental Authority" means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.

     "Guarantor" means the Lessee, in its capacity as guarantor under the Operative Guaranty.

     "Guaranty" means any contractual obligation, contingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     "Hazardous Materials" means any pollutant, contaminant, waste, hazardous or toxic chemical including asbestos containing materials in any form or condition; urea formaldehyde foam insulation; polychlorinated biphenyls (PCBs) in any form or condition; including, without limitation, any solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, any "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation; gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof; toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation; or insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

     "Indebtedness" of any Person means, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments);
(ii) all rental obligations under leases required to be capitalized under GAAP;
(iii) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under currency contracts, interest rate hedging contracts, or similar agreements or combinations thereof to the extent required to be disclosed in such Person's financial statements in accordance with GAAP.

     "Indemnified Risks" is defined in Section 7.1 of the Master Agreement.

     "Indemnitee" means the Agent (in its individual capacity and in its capacity as Agent), the Lease Participant, each Lender, and the Lessor, and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents; provided, however, that in no event shall the Lessee be an Indemnitee.

     "Indemnitee Group" means the respective Affiliates, employees, officers, directors and agents of the Agent (in its individual capacity), the Lease Participant, each Lender or the Lessor, as applicable; provided, however, that in no event shall the Lessee be a member of the Indemnitee Group.

     "Initial Closing Date" means the Closing Date for the first Leased Property acquired by the Lessor.

     "Investment" means, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, Capital Stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person. Each Investment shall be valued as of the date made; provided that any Investment or portion of an Investment consisting of Indebtedness shall be valued at the outstanding principal balance thereof as of the date of determination.

     "Land" means the land described in Appendix B to the related Lease Supplement.

     "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any governmental or political subdivision or agency thereof, or of any court or similar entity established by any thereof.

     "Lease" means the Lease Agreement, dated as of July 31, 1997, together with each Lease Supplement thereto, between the Lessee and the Lessor, with such modifications as are satisfactory to the Lessor and the Agent in conformity with Applicable Law to assure customary remedies in favor of the Funding Parties in the jurisdiction where the Leased Property is located.

     "Lease Balance" means, with respect to the Leased Properties, as of any date of determination, an amount equal to the sum of all Funding Party Balances.

     "Lease Participant" means SunTrust Bank, Atlanta and such other Persons, if any, who may become parties to the Lease Participation Agreement as Lease Participants, provided that, unless such other Person is an Affiliate of SunTrust Bank, Atlanta, Lessee consents to such other Person, which consent shall not be unreasonably withheld.

     "Lease Participation Agreement" means the Lease Participation Agreement dated as of July 31, 1997, between the Lessor and the Lease Participant.

     "Lease Participant Amount" means the amounts funded by the Lease Participant pursuant to Section 2.2 of the Lease Participation Agreement (as increased during the related Construction Term by an amount equal to the Lease Participant's Percentage of the increase in the related Lessor's Invested Amount pursuant to Section 2.3(c) of the Master Agreement), as the purchase price for the Lease Participation.

     "Lease Participant Commitment" is defined in Section 2.2 of the Lease Participation Agreement.

     "Lease Participation" is defined in Section 2.1 of the Lease Participation Agreement.

     "Lease Supplement" is defined in Section 2.1 of the Lease.

     "Lease Term" with respect to the Lease means (a) the Base Term, as it may be renewed pursuant to Section 14.9 of the Lease or (b) such shorter period as may result from earlier termination of the Lease as provided therein.

     "Lease Termination Date" means the last day of the Lease Term, as the same may be accelerated pursuant to the Lease.

     "Leased Property" means Land and the related Building(s). For purpose of the Lease, "Leased Property" means the property subject to a Lease Supplement, unless the context provides otherwise.

     "Leased Property Balance" means, with respect to any Leased Property, as of any date of determination, an amount equal to that portion of the Lease Balance which relates to such Leased Property.

     "Lender Basic Rent" means, for any Rent Period under the Lease when a Loan is outstanding, the aggregate amount of interest accrued on the Loans related to the Leased Property subject to the Lease pursuant to Section 2.5 of the Loan Agreement during such Rent Period.

     "Lenders" means such financial institutions as are, or who may hereafter become, parties to the Loan Agreement as Lenders to the Lessor.

     "Lessee" is defined in the preamble to the Master Agreement.

     "Lessor" is defined in the preamble to the Master Agreement.

     "Lessor Basic Rent" means, for any Rent Period under any Lease, the aggregate amount of Yield accrued on the Lessor's Invested Amounts under the Lease under Section 2.3(a) of the Master Agreement during such Rent Period.

     "Lessor Liens" means Liens on or against any Leased Property, the Lease, any other Operative Document or any payment of Rent (a) which result from any act or omission of, or any Claim against, the Lessor unrelated to the transactions contemplated by the Operative Documents or (b) which result from any Tax owed by the Lessor, except any Tax for which the Lessee is obligated to indemnify (including, without limitation, in the foregoing exception, any assessments with respect to any Leased Property noted on the related Title Policy or assessed in connection with any construction or development by the Lessee).

     "Lessor's Invested Amount" means the amounts funded by the Lessor pursuant to Section 2 of the Master Agreement that are not proceeds of Loans by a Lender, as increased during the related Construction Term pursuant to Section 2.3(c) of the Master Agreement.

     "LIBOR Advance" means that portion of the Funded Amount hearing interest based on the LIBOR Rate.

     "LIBOR Rate" means, with respect to any Rent Period, the rate per annum equal to the offered rate for deposits in U.S. Dollars of amounts equal or comparable to the aggregate principal amount of the related LIBOR Advance offered for a term comparable to such Rent Period, which rates appear on the Telerate Page 3750 (if the foregoing rate is unavailable from the Telerate for any reason, then such rate shall be determined by the Agent from the Reuters Screen LIBO Page) as of 11:00 a.m. London time, two (2) Business Days prior to the first day of such Rent Period, provided that (x) if more than one such offered rate appears on the Reuters Screen LIBO Page, the rate used to determine the LIBOR Rate will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of such offered rates), or (y) if no such offered rates appear on such pages, the rate used for such Rent Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m., New York time, two (2) Business Days prior to the first day of such Rent Period, for deposits in U.S. Dollars offered to leading European banks for a period comparable to such Period in an amount comparable to the principal amount of the Lease Participant Amounts and the Loans, the rate so determined to be rounded upwards to the nearest multiple of 1/100th of 1%. All determinations of Yield, interest, Lessor Basic Rent, Lender Basic Rent, LIBOR Rate, Alternative Rate, and Overdue Rate by the

Agent shall, in the absence of demonstrable error, be binding and conclusive upon the Lessee.

     "LIBOR Reserve Percentage" means, for any Rent Period and for any Funding Party, the aggregate reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirement) which is actually imposed on such Funding Party during such Rent Period under Regulation D of the Board of Governors of the Federal Reserve System with respect to liabilities or assets consisting of or including "Eurocurrency liabilities" having a term equal to the applicable Rent Period.

     "Lien" means any mortgage, deed of trust, security deed, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.

     "Loan" shall have the meaning specified in Section 2.1 of the Loan
Agreement.

     "Loan Agreement" means the Loan Agreement among the Lessor, the Agent and the Lenders, substantially in the form of Exhibit K to the Master Agreement.

     "Loan Documents" means the Loan Agreement, the Notes, the Assignments of Lease and Rents, the Mortgages and all documents and instruments executed and delivered in connection with each of the foregoing.

     "Loan Event of Default" means any of the events specified in Section 5.1 of the Loan Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

     "Loan Potential Event of Default" means any event, condition or failure which, with notice or lapse of time or both, would become a Loan Event of Default.

     "Loss Proceeds" is defined in Section 10.6 of the Lease.

     "Margin Regulations" means Regulation G, Regulation T, Regulation U and Regulation X of the Board of Governors of the

Federal Reserve System, as the same may be in effect from time to time.

     "Margin Stock" means "margin stock" as defined in Regulations G, T, U or X.

     "Master Agreement" means the Master Agreement, dated as of July 31, 1997, among the Lessee, the Guarantor, the Lessor, the Agent and the Lenders.

     "Material Adverse Effect" means a material adverse effect upon the financial condition, operations, performance or properties of the Lessee, or the ability of the Lessee to perform in any material respect under the Operative Documents or the value, utility or useful life of any Leased Property, or the validity, enforceability or legality of any of the Operative Documents, or the priority, perfection or status of any Funding Party's interest in any Leased Property.

     "Material Subsidiary" means each Subsidiary of Lessee, now existing or hereafter established or acquired, that at any time prior to the Lease Termination Date (i) has or acquires assets which constitute fifteen percent (15%) or more of the Total Assets or (ii) accounts for or produces fifteen percent (15%) or more of Consolidated EBITDA during the most recently completed fiscal year of Lessee.

     "Mortgage" means, with respect to any Leased Property, that certain mortgage, deed of trust or security deed, dated as of the related Closing Date, by the Lessor to the Agent, in the form of Exhibit D attached to the Master Agreement, with such modifications as are satisfactory to the Lessor and the Agent in conformity with Applicable Law to assure customary remedies in favor of the Agent in the jurisdiction where the Leased Property is located.

     "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

     "Non-Completion Event" means the failure to complete construction on any Leased Property on the Construction Term Expiration Date therefor in accordance with the Construction Agency Agreement.

     "Notes" means the A Note and the B Note issued by the Lessor under the Loan Agreement, and any and all notes issued in replacement or exchange therefor in accordance with the provisions thereof.

     "Obligations" means all amounts owed by, and obligations of, the Lessor to the Lenders or the Agent under the Loan Agreement, Notes and other Operative Documents.

     "Officer's Certificate" of a Person means a certificate signed by the Chairman of the Board or the President or any Executive Vice President or any Senior Vice President or any other Vice President of such Person signing with the Treasurer or any Assistant Treasurer or the Controller or any Assistant Controller or the Secretary or any Assistant Secretary of the such Person, or by any Vice President who is also Controller or Treasurer signing alone.

     "Operative Documents" means the Master Agreement, the Operative Guaranty, the Purchase Agreements, the Deeds, the Lease, the Lease Participation Agreement, the Security Agreement and Assignment, the Notes, the Loan Agreement, the Assignments of Lease and Rents, the Mortgages and the other documents delivered in connection with the transactions contemplated by the Master Agreement.

     "Operative Guaranty" means the Guaranty dated as of July 31, 1997 by the Guarantor in favor of the Funding Parties.

     "Overdue Rate" means the lesser of (a) the highest interest rate permitted by Applicable Law and (b)(i) during the Rent Period in which the payment default first occurs, the LIBOR Rate for such Rent Period plus the Applicable Margin plus 2%, and (ii) after such Rent Period, an interest rate per annum (calculated on the basis of a 365-day (or 366-day, if appropriate) year equal to 2.0% above the Alternative Rate in effect from time to time.

     "Payment Date" means the last day of each Rent Period (and if such Rent Period is longer than 90 days or three months, the day that is 90 days after the first day of such Rent Period) or, if such day is not a Business Day, the next Business Day.

     "Payment Date Notice" is defined in Section 2.3(e) of the Master Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation, and any successor thereto.

     "Permitted Liens" means the following with respect to any Leased Property:
(a) the respective rights and interests of the Lessee, the Lessor, the Agent, the Lease Participant and any Lender, as provided in the Operative Documents,
(b) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings, so long as enforcement thereof is stayed pending such proceedings, (c) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising after the related Closing Date in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings, so long as enforcement thereof is stayed pending such proceedings,
(d) Liens arising after such Closing Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith, so long as the enforcement thereof has been stayed pending such appeal or review, (e) easements, rights of way, reservations, servitudes and rights of others against the Land which do not materially and adversely affect the value or the utility of such Leased Property, (f) other Liens incidental to the conduct of Lessee's business which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of such Leased Property or materially impair the use thereof, and (g) assignments, leases and subleases expressly permitted by the Operative Documents.

     "Person" means any individual, limited liability company, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

     "Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits, but shall exclude any Foreign Plan.

     "Plans and Specifications" means with respect to any Building the final plans and specifications for such Building prepared by the Architect, and referred to by the Appraiser in the Appraisal, as such Plans and Specifications may be hereafter amended, supplemented or otherwise modified from time to time.

     "Potential Event of Default" means any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.

     "Properties" means all real property owned, leased or otherwise used or occupied by the Lessee or any Consolidated Subsidiary, wherever located.

     "Purchase Agreement" means with respect to any Land, the purchase agreement with the Seller for the conveyance of such Land to the Lessor.

     "Purchase Option" is defined in Section 14.1 of the Lease.

     "Recourse Deficiency Amount" means, as of any date of determination thereof, the sum of (i) the aggregate principal amount of the A Loans then outstanding, plus the A Percentage of the Lessor's Invested Amounts then outstanding, plus (ii) all accrued and unpaid Yield on the A Percentage of the Lessor's Invested Amounts and all accrued and unpaid interest on the A Loans.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulations" means the income tax regulations promulgated from time to time under and pursuant to the Code.

     "Release" means the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

     "Release Date" means, with respect to any Leased Property, the earlier of
(i) the date that the related Leased Property Balance has been paid in full, and
(ii) the date on which the Agent gives notice to the Lessor that the Lease Participant and the Lenders release any and all interest they may have in such Leased Property, and all proceeds thereof, and any rights to direct, consent or deny consent to any action by the Lessor with respect to such Leased Property.

     "Remarketing Option" is defined in Section 14.6 of the Lease.

     "Rent" means Basic Rent and Supplemental Rent, collectively.

     "Rent Period" means in the case of LIBOR Advances, either a 1, 2, 3 or 6 month period; provided that:

          (a) The initial Rent Period for any Funding shall commence on the Funding Date of such Funding and each Rent Period occurring thereafter in respect of such Funding shall commence on the day on which the next preceding Rent Period expires;

          (b) If any Rent Period would otherwise expire on a day which is not a Business Day, such Rent Period shall expire on the next succeeding Business Day, provided that if any Rent Period in respect of LIBOR Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Rent Period shall expire on the next preceding Business Day;

          (c) Any Rent Period in respect of LIBOR Advances which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Rent Period shall, subject to paragraph (d) below, expire on the last Business Day of such calendar month; and

          (d) No Rent Period shall extend beyond the Lease Termination Date.

     "Report" is defined in Section 7.6 of the Master Agreement.

     "Required Lenders" means, at any time, Lenders holding an aggregate outstanding principal amount of Loans equal to at least 66-2/3% of the aggregate outstanding principal amount of all Loans.

     "Required Funding Parties" means, at any time, Funding Parties holding an aggregate outstanding principal amount of Funded Amounts equal to at least 66-2/3% of the aggregate outstanding principal amount of all Funded Amounts.

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, permit, approval, authorization, license or variance, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, and any building, environmental or land use requirement or permit or occupational safety or health law, rule or regulation.

     "Responsible Financial Officer" is defined in Section 5.1(c) of the Master Agreement.

     "Responsible Officer" means the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.

     "Scheduled Construction Termination Date" means with respect to any Building January 31, 1999.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Agreement and Assignment" means, with respect to any Leased Property, the Security Agreement and Assignment (Construction Contract, Architect's Agreement, Permits, Licenses and Governmental Approvals, and Plans, Specifications and Drawings) from the Lessee to the Lessor, substantially in the form of Exhibit C to the Master Agreement.

     "Seller" means as to any Leased Property, the seller thereof to the Lessor on the related Closing Date.

     "Solvent" means, as to Lessee at any time, that (i) each of the fair value and the present fair saleable value of such Person's assets (including any rights of subrogation or contribution to which such Person is entitled, under any of the Operative Documents or otherwise) is greater than such Person's debts and other liabilities (including contingent, unmatured and unliquidated debts and liabilities) and the maximum estimated amount required to pay such debts and liabilities as such debts and liabilities mature or otherwise become payable;
(ii) such Person is able and expects to be able to pay its debts and other liabilities (including, without limitation, contingent, unmatured and unliquidated debts and liabilities) as they mature; and (iii) such Person does not have unreasonably small capital to carry on its business as conducted and as proposed to be conducted.

     "Spin Off" means the spinoff of stock of the Lessee by Equifax to shareholders of Equifax.

     "Spin Off Date" means the date on which the Spin Off is consummated.

     "Subsidiary" means, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

     "SunTrust" means SunTrust Banks, Inc., a Georgia corporation.

     "SunTrust Bank" is defined in the preamble to the Master Agreement.

     "Supplemental Rent" means any and all amounts, liabilities and obligations other than Basic Rent which the Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor, the Agent, the Lease Participant, any Lender or any other party, including, without limitation, amounts under Article XVI of the Lease, and indemnities and damages for breach of any covenants, representations, warranties or agreements, and all overdue or late payment charges in respect of any Funded Amount.

     "Tax" or "Taxes" is defined in Section 7.4 of the Master Agreement.

     "Tax Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

     "Tax Indemnitee" means the Lessor, the Lease Participant, the Agent, any Lender and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents thereof, provided, however, that in no event shall the Lessee be a Tax Indemnitee.

     "Telerate" means, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

     "Title Insurance Company" means the company that has or will issue the title policies with respect to a Leased Property, which company shall be reasonably acceptable to the Funding Parties.

     "Title Policy" is defined in Section 3.1 of the Master Agreement.

     "Total Assets" means the total assets of the Consolidated Companies, determined in accordance with GAAP.

     "Transaction" means all the transactions and activities referred to in or contemplated by the Operative Documents.

     "UCC" means the Uniform Commercial Code of Georgia, as in effect from time to time.

     "Unfunded Benefit Liabilities" means with respect to any Plan or Multiemployer Plan at any time, the amount of unfunded benefit liabilities of such Plan or Multiemployer Plan at such time as determined under ERISA Section 4001(a)(18) which shall not be less than the accumulated benefit obligation, as disclosed in accordance with FAS 87, over the fair market value of Plan or Multiemployer Plan assets.

     "Voting Stock" shall mean the securities of any class or classes of the Lessee the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors of the Lessee (or persons performing similar functions).

     "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Lessee.

     "Yield" is defined in Section 2.3 of the Master Agreement.